Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

BY AND AMONG

CHINAGROWTH NORTH ACQUISITION CORP.
a Cayman Islands Company
(as “Buyer”)

THE ENTITIES AND INDIVIDUAL LISTED ON EXHIBIT A-1 HERETO
(as “Sellers”)

UIB GROUP LIMITED
a British Virgin Islands Company
(as the “Company”)

AND

THE OTHER PARTIES LISTED IN THE PREAMBLE HEREOF

May 24, 2008

TABLE OF CONTENTS

1.	PURCHASE AND SALE		2
	1.1	Purchase and Sale	2
	1.2	Purchase Price	2
	1.3	Earn-Out Agreement	2
	1.4	Allocation of Purchase Price	3
2.	THE CLOSING		3
	2.1	The Closing	3
	2.2	Deliveries	4
	2.3	Further Assurances	4
3.	REPRESENTATIONS AND WARRANTIES OF SELLERS, FOUNDERS AND
	THE MEMBERS OF THE COMPANY GROUP		4
	3.1	Stock Ownership; Subsidiaries and Affiliated Broker	4
	3.2	Organization of Each Member of the Company Group	5
	3.3	Authority and Corporate Action; No Conflict	5
	3.4	Consents and Approvals	6
	3.5	Licenses, Permits, Etc	6
	3.6	Taxes, Tax Returns and Audits	6
	3.7	Compliance with Law	7
	3.8	Litigation	7
	3.9	Records	7
	3.10	Financial Condition	7
	3.11	No Undisclosed Liabilities	7
	3.12	Accounts Receivable	8
	3.13	Real Property	8
	3.14	Certain Personal Property	9
	3.15	Non-Real Estate Leases	9
	3.16	Contracts, Obligations and Commitments	9
	3.17	Intellectual Property Rights	10
	3.18	Title to and Condition of Assets	12
	3.19	Absence of Certain Changes	12
	3.20	Employee Plans; Labor Matters	13
	3.21	No Illegal or Improper Transactions	13

i

	3.22	Related Transactions	14
	3.23	Insurance	14
	3.24	Acquisition of Buyer Shares	14
	3.25	Brokers	15
	3.26	Disclosure	15
	3.27	Survival of Representations and Warranties	15
4.	REPRESENTATIONS AND WARRANTIES OF BUYER		15
	4.1	Organization	15
	4.2	Capitalization	15
	4.3	Authority and Corporate Action; No Conflict	16
	4.4	Consents and Approvals	16
	4.5	Valid Issuance of Buyer Shares	17
	4.6	Financial Statements	17
	4.7	The Commission Reports	17
	4.8	Trust Fund	17
	4.9	No Undisclosed Liabilities	18
	4.10	Absence of Certain Changes	18
	4.11	Compliance with Law	18
	4.12	Litigation	19
	4.13	Brokers	19
	4.14	Records	19
	4.15	Disclosure	19
	4.16	Survival of Representations and Warranties	19
5.	COVENANTS OF SELLERS, FOUNDERS AND THE MEMBERS OF THE
	COMPANY GROUP		19
	5.1	Conduct of the Business	19
	5.2	Access to Information	21
	5.3	Insurance	21
	5.4	Protection of Confidential Information; Non-Competition	21
	5.5	Post-Closing Assurances	23
	5.6	No Other Negotiations	23
	5.7	No Securities Transactions	23
	5.8	Fulfillment of Conditions	23

	5.9	Disclosure of Certain Matters	24
	5.10	Regulatory and Other Authorizations; Notices and Consents	24
	5.11	Use of Intellectual Property	24
	5.12	Related Tax	24
	5.13	The Company Proxy Information	24
	5.14	Interim Financial Information	25
6.	Covenants of Buyer		25
	6.1	Conduct of the Business	25
	62	Shareholder Meeting	26
	6.3	Fulfillment of Conditions	26
	6.4	Disclosure of Certain Matters	27
	6.5	Post-Closing Assurances	27
	6.6	Regulatory and Other Authorizations; Notices and Consents	27
	6.7	Books and Records	27
	6.8	Nasdaq Listing	28
7.	ADDITIONAL COVENANTS OF THE PARTIES		28
	7.1	Other Information	28
	7.2	Mail Received After Closing	28
	7.3	Further Action	28
	7.4	Schedules	28
	7.5	Execution of Agreements	29
	7.6	Confidentiality	29
	7.7	Public Announcements	29
	7.8	Board of Buyer	29
8.	CONDITIONS TO CLOSING		30
	8.1	Conditions to Each Party’s Obligations	30
	8.2	Conditions to Obligations of the Warrantors	31
	8.3	Conditions to Obligations of Buyer	32
9.	INDEMNIFICATION		34
	9.1	Indemnification by Warrantors	34
	9.2	Indemnification by Buyer	34
	9.3	Notices, Etc	34
	9.4	Limitations	35

9.5	Adjustment to Purchase Price; Setoff	35
9.6	Claims on behalf or in right of Buyer	36
9.7	No Claim Against Trust Fund	36
10.	TERMINATION AND ABANDONMENT	36
10.1	Methods of Termination	36
10.2	Effect of Termination	37
11.	DEFINITIONS	38
12.	GENERAL PROVISIONS	43
12.1	Expenses	43
12.2	Notices	43
12.3	Amendment	44
12.4	Waiver	44
12.5	Headings	44
12.6	Severability	44
12.7	Entire Agreement	44
12.8	Benefit	45
12.9	Governing Law	45
12.10	Jurisdiction; Venue	45
12.11	No Jury Trial	45
12.12	Counterparts	45
12.13	Regulatory Requirements	45
Exhibit A-1	Sellers	A-1
Exhibit A-2	Founders	A-2
Exhibit A-3	The Company Group	A-3
Exhibit B	Allocation of Purchase Price	B
Exhibit C	Disclosure Schedule	C
Exhibit D	Form of Service Agreement	D
Exhibit E	Form of Equity Pledge Agreement	E
Exhibit F	Form of UIB Purchase Option Agreement	F
Exhibit G	Form of Proxy Agreement	H
Exhibit H	Reorganization Plan	I

SHARE PURCHASE AGREEMENT

          This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of [____], 2008 by and among the following parties:

                     (i)      ChinaGrowth North Acquisition Corporation, an exempted company incorporated under the laws of the Cayman Islands (“Buyer”);

                     (ii)     each of the entities and individual listed on Exhibit A-1 attached hereto (collectively, “Sellers”, and each a “Seller”);

                     (iii)     each of the individuals listed on Exhibit A-2 attached hereto (collectively, “Founders”, and each a “Founder”);

                     (iv)     UIB Group Limited, an exempted company incorporated under the laws of British Virgin Islands (the “Company” or “UIB BVI”);

                     (v)      UIB Group Limited, a corporation incorporated under the laws of the Hong Kong Special Administrative Region of the PRC (“UIB HK”) and Beijing Xin Lian Hua You Consultancy Co. Ltd (“WFOE”), each a directly or indirectly wholly-owned Subsidiary (as defined in Article XI) of the Company; and

                     (vi)     Beijing Union Insurance Broker Co., Ltd., a corporation incorporated under the laws of the PRC (“UIB Beijing”), which is an insurance broker in the PRC and an Affiliate (as defined in Article XI) of the Company by way of, among other things, certain contractual arrangements contemplated by this Agreement and is hereinafter referred to as the “Affiliated Broker”.

          The Company, its Subsidiaries and Affiliated Broker listed above are hereinafter referred to collectively as the “Company Group” and individually as a member of the Company Group. The particulars of Sellers, Founders and the Company Group are set forth on Exhibits A-1, A-2 and A-3 attached hereto, respectively.

          All of the parties listed above are referred to hereinafter collectively as the “Parties” and individually as a “Party”.

RECITALS

          WHEREAS, the Company Group, through UIB Beijing, is engaged in the business of insurance brokerage services;

          WHEREAS, Sellers own all of the outstanding capital shares and other equity interests of the Company; and

          WHEREAS, Sellers desire to sell, and Buyer desires to buy, all of the outstanding capital shares and other equity interests of the Company on the terms and subject to the conditions set forth in this Agreement.

          NOW THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

          1.1     Purchase and Sale. At the Closing and on the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase from Sellers, all of the right, title and interest in and to the issued and outstanding ordinary shares of the Company (“Company Ordinary Shares”) and, if any, the issued and outstanding options, warrants or any other equity interests in or rights to acquire Company Ordinary Shares (“Company Equity Rights”).

          1.2     Purchase Price. The aggregate purchase price for Company Ordinary Shares and Company Equity Rights (“Purchase Price”) to be paid or issued and delivered shall be as follows:

                     (a)      two million U.S. dollars ($2,000,000) in cash (the “Cash Consideration”);

                     (b)      6,365,001 ordinary shares of Buyer, par value $0.001 per share (“Buyer Shares”);

                     (c)      (i) an additional 1,407,680 Buyer Shares, if the Company (or if the Closing occurs on or before December 31, 2008, the Surviving Company) achieves or exceeds After-Tax Profits (as defined in Section 1.3(g) below) of $15 million (but less than $21 million) U.S. dollars for the fiscal year ending December 31, 2008; or (ii) an additional 6,495,000 Buyer Shares, if the Company (or if the Closing occurs on or before December 31, 2008, the Surviving Company) achieves or exceeds After-Tax Profits of $21 million (but less than $27 million) U.S. dollars for the fiscal year ending December 31, 2008; or (iii) an additional 12,713,000 Buyer Shares, if the Company (or if the Closing occurs on or before December 31, 2008, the Surviving Company) achieves or exceeds After-Tax Profits of $27 million U.S. dollars for the fiscal year ending December 31, 2008, which additional Buyer Shares shall be issued to Sellers within the later of (x) the Closing Date, (y) 90 days after the end of such fiscal year or (z) 15 days following the issuance of the audit report of the Company (or if the Closing occurs on or before December 31, 2008, the Surviving Company) for such fiscal year.

                     (d)      any additional Buyer Shares issuable pursuant to Section 1.3 below.

          1.3     Earn-Out Agreement. The following earn-out provisions shall apply:

                     (a)      If, following the Closing, on a consolidated basis, the Company (or if the Closing occurs on or before December 31, 2008, the Surviving Company) achieves or exceeds After-Tax Profits of $30 million for the fiscal year ending December 31, 2008, an additional 1,200,000 Buyer Shares shall be issued to Sellers within the later of (i) 90 days after the end of such fiscal year or (ii) 15 days following the issuance of the audit report of the Company (or if the Closing occurs on or before December 31, 2008, the Surviving Company) for such fiscal year.

                     (b)      If, following the Closing, on a consolidated basis, the Surviving Company achieves or exceeds After-Tax Profits of $48 million for the fiscal year ending December 31, 2009, an additional 1,200,000 Buyer Shares shall be issued to Sellers within the later of (i) 90 days after the end of such fiscal year or (ii) 15 days following the issuance of the audit report of the Surviving Company for such fiscal year.

                     (c)      If, following the Closing, on a consolidated basis, the Surviving Company achieves or exceeds After-Tax Profits of $75 million for the fiscal year ending December 31, 2010, an additional 1,200,000 Buyer Shares shall be issued to Sellers within the later of (i) 90 days after the end of such fiscal year or (ii) 15 days following the issuance of the audit report of the Surviving Company for such fiscal year.

                     (d)      If, following the Closing, on a consolidated basis, the Surviving Company achieves or exceeds After-Tax Profits of $116 million for the fiscal year ending December 31, 2011, an additional 1,200,000 Buyer Shares shall be issued to Sellers within the later of (i) 90 days after the end of such fiscal year or (ii) 15 days following the issuance of the audit report of the Surviving Company for such fiscal year.

                     (e)      If, following the Closing, on a consolidated basis, the After-Tax Profits as set forth in (a), (b) (c) or (d) above is not achieved or exceeded for the respective fiscal year, Sellers shall not be entitled to any additional Buyer Shares for such year, regardless of whether such After-Tax Profits is achieved or exceeded in any prior year or will be achieved or exceeded in any future year.

                     (f)      Buyer acknowledges that any additional Buyer Shares that may be issued pursuant to this Section 1.3 are in exchange for Company Ordinary Shares and Company Equity Rights and not dependent upon the continued employment or other relationships of Sellers or Founders with the Surviving Company or any other Person. Sellers acknowledge that the value of any additional Buyer Shares that may be issued pursuant to this Section 1.3 shall be available for indemnification pursuant to Article IX.

                     (g)      For purposes of this Section 1.3, “After-Tax Profits” shall mean the net income of the Surviving Company and its Subsidiaries and Affiliated Broker on a consolidated basis (excluding after-tax profits from any subsequent acquisitions of assets or equity interests that have a dilutive effect), which shall be audited pursuant to U.S. GAAP that were used for the purpose of preparing the Company’s financial statements, and subject to the audit by the Surviving Company’s independent accountants, provided, however, that the computation shall exclude the Taxes and expenses incurred in connection with the Business Combination.

          1.4     Allocation of Purchase Price. The Purchase Price shall be paid or issued and delivered by Buyer to Sellers in such proportion as requested by Sellers and set forth on Exhibit B hereto.

ARTICLE II
THE CLOSING

          2.1     The Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, on the fourth business day after the date on which the last of the conditions to the Closing set forth in Article VIII is fulfilled, at the offices of DLA Piper US LLP, 1251 Avenue of the Americas, New York, New York 10020, or at such other time, date or place as the Parties may agree upon orally or in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

          2.2     Deliveries.

                     (a)     Sellers. At the Closing, Sellers shall (i) assign and transfer to Buyer all of their right, title and interest in and to Company Ordinary Shares and Company Equity Rights by delivering to Buyer the certificates representing or documents evidencing such Company Ordinary Shares and Company Equity Rights, duly endorsed for transfer and free and clear of any Liens, and (ii) deliver to Buyer the certificates, opinions and other agreements and instruments contemplated by this Agreement or the other Transaction Documents;

                     (b)     Buyer. At the Closing, Buyer shall (i) pay the Cash Consideration by wire transfer to the bank accounts designated by Sellers; (ii) deliver to Sellers the Buyer Shares as provided in Section 1.2(b) and, if applicable, Section 1.2(c) and Section 1.2(d), and (iii) the certificates, opinions and other agreements and instruments contemplated by this Agreement or the other Transaction Documents.

          2.3     Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such other materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a party.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS, FOUNDERS AND THE
MEMBERS OF THE COMPANY GROUP

          Subject to such exceptions as may be specifically set forth in the disclosure schedule of event date herewith attached hereto as Exhibit C (the “Disclosure Schedule”), each of Sellers, Founders and the members of the Company Group (collectively, the “Warrantors”), jointly and severally, represents and warrants to Buyer that each of the statements contained in this Article III are true, complete and not misleading as of the date of this Agreement:

          3.1     Stock Ownership; Subsidiaries and Affiliated Broker.

                     (a)     Ownership. The Persons set forth in paragraph 3.1(a) of the Disclosure Schedule are the sole registered owners of Company Ordinary Shares and Company Equity Rights in the amounts set forth therein. Each Warrantor owns Company Ordinary Shares and Company Equity Rights as indicated therein free and clear of any Liens. There are no options, warrants or other contractual rights outstanding which give any Person the right to acquire any Company Ordinary Shares and Company Equity Rights, whether or not such right is presently exercisable. There are no disputes, arbitrations or litigation proceedings pending or threatened with respect to Company Ordinary Shares and Company Equity Rights.

                     (b)     Subsidiaries and Affiliated Broker. Paragraph 3.1(b) of the Disclosure Schedule contains a list of all of the Subsidiaries and Affiliated Broker of the Company,

indicating the jurisdiction, form of entity, authorized and registered capital, outstanding and contributed capital, shareholders and Control relationships of each of such Subsidiaries and Affiliated Broker. Except as may be otherwise indicated in paragraph 3.1(b) of the Disclosure Schedule, (i) all of the outstanding shares of such Subsidiaries and Affiliated Broker are validly issued, fully paid and non-assessable and are held free and clear of any Liens; (ii) there are no consignments, contracts and/or equity transfer arrangements, options, warrants or other contractual rights or arrangements outstanding which give any Person the right to acquire or Control any capital stock or any substantial part of assets of any such Subsidiary or Affiliated Broker whether or not such right is presently exercisable; and (iii) there are no contracts and/or equity transfer arrangements, options, warrants or other contractual rights (oral or written), trusts or other arrangements of any nature which give any Person the right to any stock rights or equity interests in or from any such Subsidiary or Affiliated Broker.

          3.2     Organization of Each Member of the Company Group. Each member of the Company Group is a corporate or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction. Each member of the Company Group is duly qualified to do business in the jurisdictions in which the property owned, leased or operated by such entity or the nature of the business which it conducts requires qualification, or if not so qualified, such failure or failures, in the aggregate, would not have a Material Adverse Effect on such member of the Company Group. No member of the Company Group owns, or is a party to any agreement to acquire, directly or indirectly, any capital stock or any other equity securities or interests of any Person, other than a Subsidiary listed in paragraph 3.1(b) of the Disclosure Schedule. Each member of the Company Group has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted and as presently contemplated to be conducted. The reorganization described in the Reorganization Plan has been fully completed in compliance with applicable Laws.

          3.3     Authority and Corporate Action; No Conflict.

                     (a)     Each Warrantor has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which such Warrantor is a party and to consummate the share purchase and other transactions contemplated hereby and thereby. All action, corporate or otherwise, necessary to be taken by the Board of Directors or comparable governing body of such Warrantor to authorize the delivery and performance of this Agreement, the other Transaction Documents and all other documents and instruments delivered by such Warrantor in connection with the share purchase and other transactions contemplated by this Agreement or the other Transaction Documents has been duly and validly taken. This Agreement and the other Transaction Documents to which any Warrantor is a party, when executed and delivered, will constitute the valid, binding, and enforceable obligations of such Warrantor, enforceable in accordance with their respective terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy of the United States, the Cayman Islands, the British Virgin Islands and the PRC.

                     (b)     Neither the execution and delivery of this Agreement or any other Transaction Document by any Warrantor nor the consummation of the transactions contemplated hereby or thereby by any Warrantor will (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the Memorandum and Articles of Association of the Company, (B) the certificate of incorporation, articles of association or any other charter documents of any member of the Company Group other than the Company, or (C) any Law or Contract to which any Warrantor is a party or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any Person the right to create, any Lien upon the assets of any Warrantor; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which any Warrantor is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to any Warrantor.

          3.4     Consents and Approvals. Other than as set forth in paragraph 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents by each Warrantor does not, and the performance of and the consummation of the transactions contemplated hereby or thereby will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority.

          3.5     Licenses, Permits, Etc. Each member of the Company Group possesses or will possess prior to the Closing all Permits necessary for the ownership and operation of their businesses, which necessary Permits are described or are as set forth in paragraph 3.5 of the Disclosure Schedule. True, complete and correct copies of the Permits issued to the members of the Company Group have previously been delivered to Buyer. All such Permits are in full force and effect. Each member of the Company Group and its officers, directors and, to the best Knowledge of each Warrantor, employees have complied and each member of the Company Group will cause its officers, directors and employees to comply with all terms of such Permits, and will take or cause to be taken any and all actions necessary to ensure that all such Permits remain in full force and effect and that the terms of such Permits are not violated through the Closing Date. No member of the Company Group is in default under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. Neither the execution and delivery of this Agreement, the other Transaction Documents or any of the other documents or instruments contemplated hereby or thereby nor the consummation of the transactions contemplated hereby or thereby nor compliance by any member of the Company Group with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to any member of the Company Group.

          3.6     Taxes, Tax Returns and Audits. Each member of the Company Group has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports pertaining to all Taxes that are or were required to be filed by such member with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects. All Taxes that are due from or may be asserted against any member of the Company Group (including deferred Taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the Company Financial Statements or Interim Financial Statements, or are being contested in good faith by appropriate proceedings. No issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to above which might be determined adversely to any member of the Company Group. No member of the Company Group has given or requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes. There are no Tax Liens affecting any member of the Company Group or its assets which have not been satisfied or discharged by payment or concession by the relevant taxing authority. Paragraph 3.6 of the Disclosure Schedule sets forth an accurate and complete list of each taxing authority to which any member of the Company Group is required or may be required to file notices, returns or payments, with a brief description of the Tax or exemption applicable to such member.

          3.7     Compliance with Law. Except as set forth in paragraph 3.7 of the Disclosure Schedule, the business of each member of the Company Group has been conducted, and is now being conducted and will be conducted prior to the Closing, in compliance with all applicable Laws in all material respects, and each member of the Company Group and officers, directors and employees of each member of the Company Group (i) are not, and during the periods of existence of those companies were not, in violation of, or not in compliance with any such applicable Laws in any material respects with respect to the conduct of the businesses of such member of the Company Group; and (ii) have not received any notice from any Governmental Authority, and to the best Knowledge of the Warrantors, none is threatened, alleging that such member of the Company Group has violated, or not complied with, any applicable Laws.

          3.8     Litigation. Except as set forth in paragraph 3.8 of the Disclosure Schedule, there are no Actions, suits, arbitrations or other proceedings pending or, to the best Knowledge of the Warrantors, threatened against any Warrantor before any Governmental Authority and no Warrantor or any of its properties is subject to any order, judgment, injunction or decree. Paragraph 3.8 of the Disclosure Schedule sets forth a description of all withdrawn, settled or litigated claims against any Warrantor during the last three years.

          3.9     Records. The books of account, minute books, stock certificate books, stock transfer ledgers or comparable documents or instruments of each member of the Company Group are complete and correct in all material respects and there have been no transactions involving any member of the Company Group which are required to be set forth therein and which have not been so set forth.

          3.10   Financial Condition. Paragraph 3.10 of the Disclosure Schedule sets forth (i) the unaudited consolidated balance sheet of the Company Group as of December 31, 2007 and (ii) the unaudited consolidated statements of operations and statements of cash flows of the Company Group for the fiscal year ended December 31, 2007 (collectively, the “Unaudited Financial Statements”), which reflect the Company having earned After-Tax Profits not less than $3,900,000. The Unaudited Financial Statements are prepared in accordance with U.S. GAAP, are complete and correct in all material respects, and present fairly the financial condition and results of operations of the Company Group as of the dates and for the periods indicated therein, in each case except as disclosed therein and except for the absence of notes. The Unaudited Financial Statements will be consistent with the Company Financial Statements in all material respects

          3.11   No Undisclosed Liabilities. No member of the Company Group has any liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on the Company Financial Statements or Interim Financial Statements or (b) those incurred since December 31, 2007, in the ordinary course of business and consistent with prior practice. Paragraph 3.11 of the Disclosure Schedule contains an accurate and complete list and description of all liabilities of the members of the Company Group whether or not reflected or reserved against on the Company Financial Statements which individually exceeds $200,000 or, if related liabilities, collectively exceed $200,000.

          3.12   Accounts Receivable. The accounts receivable of the members of the Company Group, both (i) as reflected on the Company Financial Statements, and (ii) created after December 31, 2007, are bona fide accounts receivable, created in the ordinary course of business and subject to historical rates of uncollected liabilities, as reserved against on the Company Financial Statements, are good and collectible within periods of time normally prevailing in the industry at the aggregate recorded amounts thereof.

          3.13   Real Property.

                     (a)     Paragraph 3.13 of the Disclosure Schedule contains an accurate and complete list and description of all real estate owned by any member of the Company Group as well as any other real estate that is in the possession of or leased by any member of the Company Group and the improvements (including buildings and other structures) located on such real estate (collectively, the “Real Property”), and lists and accurately describes any leases under which any such Real Property is possessed (the “Real Estate Leases”). No member of the Company Group is in default under any of the Real Estate Leases, and no member of the Company Group is aware of any default by any of the lessors thereunder. The use and operation of the Real Property is in full compliance in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property and, effective as of the Closing, each member of the Company Group shall have the right under all Laws to continue the use and operation of the Real Property in the conduct of their businesses.

                     (b)     To the best Knowledge of the Warrantors, none of the buildings, structures and other improvements located on the Real Property, the appurtenances thereto or the equipment therein or the operation or maintenance thereof violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other encumbrance or restriction affecting or burdening such Real Property in any manner, nor does any building or structure of any third party encroach upon the Real Property or any easement or right of way benefiting the Real Property.

                     (c)     No Warrantor has received written notice of, or otherwise had Knowledge of, any condemnation, fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory proceedings, either instituted or planned to be instituted, which would have an effect on the ownership, use and operation of any portion of the Real Property for its intended purpose or the value of any material portion of the Real Property, nor has any Warrantor received written notice of any special assessment proceedings affecting any of the Real Property.

                     (d)     All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable Law are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities to permit full compliance with the requirement of all Laws. To the best Knowledge of the Warrantors, no fact or condition exists which could result in the termination or reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

                     (e)     All Permits, certificates, easements and rights of way, including proof of dedication, required from any Governmental Authority having jurisdiction over the Real Property for the use and operation of the Real Property in the conduct of their business and to ensure vehicular and pedestrian ingress to and egress from the Real Property have been obtained.

                     (f)     No Warrantor has received written notice and has any Knowledge of any pending or threatened condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

                     (g)     No portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

          3.14   Certain Personal Property. Paragraph 3.14 of the Disclosure Schedule contains an accurate and complete list and description of the fixed assets, with individual book value of no less than RMB100,000, of the members of the Company Group specifying the location of all material items of tangible personal property of the members of the Company Group that were included in the Company Financial Statements.

          3.15   Non-Real Estate Leases. The Company Financial Statements and paragraph 3.15 of the Disclosure Schedule together contain an accurate and complete list and description of all assets and property (other than the Real Property and Real Estate Leases) that are used as of the date of this Agreement in the operation of their business and that are possessed by any member of the Company Group under an existing lease. All of such leases are referred to herein as the “Non-Real Estate Leases.” No member of the Company Group is in default under any of the Non-Real Estate Leases, or is aware of any default by any of the lessors hereunder.

          3.16   Contracts, Obligations and Commitments. Except as set forth on paragraph 3.16 of the Disclosure Schedule, no member of the Company Group has any existing Contract, obligation or commitment (written or oral) of any nature (other than any Contracts, obligations or commitment involving payments of less than $200,000 individually), including without limitation the following:

                     (a)     Employment, bonus, severance or consulting agreements, retirement, stock bonus, stock option, or similar plans;

                     (b)     Loans or other agreements, notes, indentures or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating any Lien on any of the assets of any member of the Company Group or any agreement or instrument evidencing any guaranty by any member of the Company Group of payment or performance by any other Person;

                     (c)     Agreements of any kind relating to employment matters such as labor agreements or agreements providing for benefits under any plan;

                     (d)     Any contract or series of contracts with the same Person for the furnishing or purchase of equipment, goods or services, except for purchase and sales orders in the ordinary course of business;

                     (e)     Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which any member of the Company Group is a party or by which it is bound;

                     (f)     Agreements which limit the freedom of any member of the Company Group to compete in any line of business or in any geographic area or with any Person;

                     (g)     Agreements providing for disposition of the assets, businesses or a direct or indirect ownership interest in any member of the Company Group;

                     (h)     Any Contract, commitment or arrangement not made in the ordinary course of business of any member of the Company Group; or

                     (i)      Agreements with any Governmental Authority.

          Except as set forth in paragraph 3.16 of the Disclosure Schedule, each Contract to which any member of the Company Group is a party is a valid and binding obligation of such Party and is enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect, and no member of the Company Group has breached any provision of, nor is in default in any material respect under the terms of any of the Contracts.

          3.17   Intellectual Property Rights.

                     (a)     Intellectual Property. Paragraph 3.17 of the Disclosure Schedule contains an accurate and complete list and description of all Intellectual Property used by any member of the Company Group in connection with their businesses, specifying as to each (i) the nature of such right, (ii) the ownership thereof, (iii) the Governmental Authority that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending and (iv) any applicable registration, certificate or application number.

                     (b)     Other Intellectual Property Rights. Paragraph 3.17 of the Disclosure Schedule includes an accurate and complete list and description of all material inventions and trade secrets that any member of the Company Group has formally documented and that are owned, used, controlled, authorized for use or held by, or licensed to, any member of the Company Group that relate to or are necessary to their businesses, including as conducted at or prior to the Closing or as proposed to be conducted by any member of the Company Group, together with a designation of the ownership thereof.

                     (c)     Software. Paragraph 3.17 of the Disclosure Schedule includes an accurate and complete list and description of all Software used by any member of the Company Group in connection with their businesses, including as conducted at or prior to the Closing or as proposed to be conducted by any member of the Company Group, together with a designation of ownership.

                     (d)     Out-Bound Licenses. Paragraph 3.17 of the Disclosure Schedule includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts in connection with their businesses pursuant to which (i) any Person is authorized to use any Intellectual Property rights of any member of the Company Group or (ii) any right of any member of the Company Group in, or such member’s use of, any Intellectual Property right is otherwise materially affected.

                     (e)     In-Bound Licenses. Paragraph 3.17 of the Disclosure Schedule includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which any member of the Company Group is authorized to use, or can be authorized to use (through, for example, the grant of a sublicense), any Intellectual Property owned by any other Person (including any rights enjoyed by any member of the Company Group by reason of its relationship with one of its Affiliates) in connection with their businesses.

                     (f)     Ownership. As of the date hereof, each member of the Company Group owns, and at the Closing Date will own, all right, title and interest in and to all Intellectual Property rights used in connection with their businesses, and those Intellectual Property rights were developed and created solely by employees of such entity acting within the scope of their employment or by third parties (all of which employees and third parties have validly and irrevocably assigned all of their rights therein to such entity) and each member of the Company Group is duly and validly licensed to use all other Intellectual Property used in connection with their businesses, free and clear of royalties (except as otherwise set forth in paragraph 3.17 of the Disclosure Schedule). No member of the Company Group has assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted any exclusive license of or exclusive right to use, any Intellectual Property used in connection with their businesses.

                     (g)     Royalties. Except for licenses listed and accurately and completely described in paragraph 3.17 of the Disclosure Schedule as royalty-bearing, there are (and will be upon the Closing) no royalties, honoraria, fees, or other payments payable by any member of the Company Group to any Person by reason of the ownership, use, license, sale, or disposition of any Intellectual Property used in connection with their businesses.

                     (h)     Infringement. The Intellectual Property used by each member of the Company Group does not infringe or misappropriate any Intellectual Property rights of any Person under the laws of any jurisdiction. No notice, claim or other communication (in writing or otherwise) has been received from any Person: (A) asserting any ownership interest in any material Intellectual Property; (B) asserting any actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure of any Intellectual Property, defamation of any Person, or violation of any other right of any Person (including any right to privacy or publicity) by any member of the Company Group or relating to the Intellectual Property; or (C) suggesting or inviting any member of the Company Group to take a license or otherwise obtain the right to use any Intellectual Property. To the best Knowledge of the Warrantors, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any Intellectual Property used in connection with their businesses owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by any member of the Company Group.

                     (i)      Proceedings. Except as set forth in paragraph 3.17 of the Disclosure Schedule, there are no current or, to the best Knowledge of the Warrantors, threatened

Proceedings (including but not limited to any interference, reexamination, cancellation, or opposition proceedings) arising out of a right or claimed right of any Person before any Governmental Authority anywhere in the world related to any Intellectual Property owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by any member of the Company Group.

          3.18   Title to and Condition of Assets.

                     (a)     Each member of the Company Group has good and marketable title to all the properties and assets owned by it. Except as set forth in the Company Financial Statements and paragraph 3.18 of the Disclosure Schedule together, none of such properties and assets is subject to any Lien, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

                     (b)     Except as set forth in paragraph 3.18 of the Disclosure Schedule, all buildings, structures, improvements, fixtures, facilities, equipment, all components of all buildings, structures and other improvements included within the Real Property, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein conform in all respects to all applicable Laws of every Governmental Authority having jurisdiction over any of the Real Property. There are no unsatisfied requests for any repairs, restorations or improvements to the Real Property from any Person, including without limitation any Governmental Authority. There are no outstanding Contracts made by any member of the Company Group for any improvements to the Real Property which have not been fully paid for. No Person, other than any member of the Company Group, owns any equipment or other tangible assets or properties situated on the Real Property or necessary to the operation of their businesses, except for leased items disclosed in paragraph 3.18 of the Disclosure Schedule.

          3.19   Absence of Certain Changes. Except as set forth on paragraph 3.19 or agreed by Buyer in advance and incurred in the ordinary course of business in compliance with past practice, no member of the Company Group has, since December 31, 2007:

                     (a)     issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

                     (b)     borrowed or agreed to borrow any funds exceeding $100,000 (or other currency equivalent) except current bank borrowings not in excess of the amount thereof shown on the Company Financial Statements;

                     (c)     incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $100,000 (or other currency equivalent), except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

                     (d)     discharged or satisfied any encumbrance exceeding $100,000 (or other currency equivalent) other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Company Financial

Statements and liabilities incurred since December 31, 2007 in the ordinary course of business and consistent with prior practice;

                     (e)     sold, transferred, leased to others or otherwise disposed of any assets exceeding $100,000 (or other currency equivalent), except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

                     (f)     received any notice of termination of any Contract, or suffered any damage, destruction or loss exceeding $100,000 (or other currency equivalent) (whether or not covered by insurance);

                     (g)     had any material change in its relations with its employees, agents, clients, customers or insurance carriers which has had or might reasonably be expected to have a Company Material Adverse Effect;

                     (h)     transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property or modified any existing rights with respect thereto;

                     (i)      declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of any member of the Company Group or any Affiliate thereof, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock, or made or agreed to make any payment to any shareholder of any member of the Company Group or any Affiliate thereof, whether on account of debt, management fees or otherwise;

                     (j)      suffered any other Company Material Adverse Effect; or

                     (k)     entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (j)).

          3.20   Employee Plans; Labor Matters. The Company Financial Statements and paragraph 3.20 of the Disclosure Schedule together contain an accurate and complete list and description of all employee benefits, including without limitation pension, medical insurance, work related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits, which any member of the Company Group is obligated to pay, including amounts and recipients of such payments. Except as disclosed in paragraph 3.20 of the Disclosure Schedule, each member of the Company Group has complied with all applicable Laws relating to employment benefits, including, without limitation, pension, medical insurance, work-related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits. All contributions or payments required to be made by each member of the Company Group with respect to employee benefits have been made on or before their due dates. Except as disclosed in the Company Financial Statements or paragraph 3.20 of the Disclosure Schedule, all such contributions and payments required to be made by any employees of any member of the Company Group with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Authorities on or before their due dates, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee of any member of the Company Group.

          3.21   No Illegal or Improper Transactions. No member of the Company Group or any officers, directors, employees, agents of any member of the Company Group or, Affiliates of any member of the Company Group has offered, paid or agreed to pay to any Person (including any governmental official) or solicited, received or agreed to receive from any such Person, directly or indirectly, in any manner which is in violation of any applicable Law or policy of any member of the Company Group, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for any member of the Company Group, (ii) facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty.

          3.22   Related Transactions. Except as set forth in the Company Financial Statements or paragraph 3.22 of the Disclosure Schedule, and except for compensation to employees for services rendered, no member of the Company Group and no current or former director, officer, employee or shareholder or any associate of any member of the Company Group is presently, or during the last three fiscal years has been, (a) a party to any transaction with any member of the Company Group (including, but not limited to, any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate), or (b) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of any member of the Company Group nor does any such Person receive income from any source other than any member of the Company Group which relates to the business of, or should properly accrue to, any member of the Company Group.

          3.23   Insurance. Paragraph 3.23 of the Disclosure Schedule sets forth a complete list and complete and accurate description of all insurance policies maintained by each member of the Company Group which are in force as of the date hereof and the amounts of coverage thereunder. During the past three years, no member of the Company Group has been refused insurance, nor has any claim in excess of $100,000 been made in respect of any such agreements or policies, except as set forth in paragraph 3.23 of the Disclosure Schedule. Such insurance is adequate to protect each member of the Company Group and its financial condition against the risks involved in the conduct of their businesses.

          3.24   Acquisition of Buyer Shares.

                     (a)     Acquisition Entirely for Own Account. Buyer Shares to be acquired by Sellers will be acquired for investment for such Seller’s own account and not with a view to the resale or distribution of any part thereof.

                     (b)     Disclosure of Information. Sellers acknowledge that all of the Commission Reports (defined in Section 4.7) were fully available to Sellers, and Sellers have reviewed and understand such reports. Sellers acknowledge that they have received all the information that they have requested relating to Buyer acquisition of Company Ordinary Shares and Company Equity Rights. Sellers further represent that they have had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of its such acquisition.

                     (c)     Accredited Investor. Each Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

                     (d)     Restricted Securities. Seller understands that Buyers Shares to be acquired by Sellers constitute “restricted securities” under the U.S. federal securities laws and that under such laws and applicable regulations such securities may only be sold in the United States pursuant to an effective registration statement or an available exemption from registration. The Sellers agree and acknowledge that Buyer Shares to be acquired by Sellers shall be subject to lockup for a one-year period starting from the Closing.

                     (e)     Legends. It is understood that the certificates evidencing Buyer Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.”

          3.25   Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of any Warrantor, except as set forth in paragraph 3.25 of the Disclosure Schedule.

          3.26    Disclosure. No representation or warranty by any Warrantor contained in this Agreement and no information contained in any schedule or other instrument furnished or to be furnished to Buyer pursuant to this Agreement or the other Transaction Documents or in connection with the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

          3.28    Survival of Representations and Warranties. The representations and warranties of the Warrantors set forth in Article III shall survive the Closing for a period of four years, except that the representations and warranties set forth in Sections 3.1, and 3.25 shall survive without limitation as to time and the representations and warranties set forth in Section 3.6 shall survive until six months after the expiration of the statute of limitations with respect to each respective Tax.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to the Warrantors as follows:

          4.1     Organization. Buyer is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands.

          4.2     Capitalization.

                     (a)     Capitalization. The authorized capital stock of Buyer includes 20,000,000 ordinary shares and 1,000,000 preferred shares of which 6,115,000 ordinary shares are issued and outstanding and no shares of preferred stock are issued and outstanding.

There are warrants outstanding to purchase up to 5,890,000 (subject to adjustment) ordinary shares at a current exercise price of $6.00 per share, expiring January 23, 2011 and an option to purchase 315,000 units exercisable at $10.00 per unit, with each unit being comprised of one ordinary share and one warrant, with each such warrant issuable upon exercise of a unit being exercisable for one share at $6.00. Except as set forth in this Section 4.2, there are no other options, warrants or rights (other than as contemplated by this Agreement) to acquire any capital shares of Buyer.

                     (b)     Disputes. There are no disputes, arbitrations or litigation proceedings involving Buyer with respect to the ordinary shares and outstanding warrants, options and other rights relating to the capital stock of Buyer.

                     (c)     Issuances. Except for the issuance of ordinary shares, warrants, units and options as set forth in the Commission Reports of Buyer and the Registration Statement on Form F-1 (File No. 333-134458), there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of Buyer.

          4.3     Authority and Corporate Action; No Conflict.

                     (a)     Subject to obtaining shareholder approval of the contemplated amendment to its Memorandum and Articles of Association, Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents and, subject to the requirement to obtain shareholder approval, to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents, when duly executed and delivered by Buyer, constitutes the valid, binding, and enforceable obligation of Buyer, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy and (iii) as enforceability may be limited by the absence of stockholder approval.

                     (b)     Subject to obtaining shareholder approval of the contemplated amendment to its Memorandum and Articles of Association, neither the execution and delivery of this Agreement or any other Transaction Documents contemplated hereby by Buyer nor (assuming receipt of shareholder approval) the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the Memorandum and Articles of Association of Buyer or (B) any Law or Contract to which Buyer is a party or by which Buyer (or any of the properties or assets of Buyer) is subject or bound; (ii) result in the creation of, or give any party the right to create, any Lien upon the assets of Buyer; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which Buyer is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to Buyer.

          4.4     Consents and Approvals. Other than the requirement to obtain shareholder approval for (i) the contemplated amendment to Buyer’s Memorandum and Articles of Association; (ii) the acquisition of the Company, the execution and delivery of this

Agreement and the other Transaction Documents by Buyer does not, and the performance of this Agreement and the other Transaction Documents by each will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent it from performing any of its material obligations under this Agreement and the other Transaction Documents.

          4.5     Valid Issuance of Buyer Shares. Buyer Shares to be issued to Sellers will be duly and validly authorized and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute legally binding obligations of Buyer in accordance with their terms and will have been issued in compliance with all applicable federal and state securities Laws.

          4.6     Financial Statements. The audited consolidated financial statements of Buyer included in Buyer’s Annual Report on Form 20-F for the year ended December 31, 2007 filed on May 9, 2008 fairly present in conformity with U.S. GAAP applied on a consistent basis the financial position and assets and liabilities of Buyer as of the dates thereof and Buyer’s results of operations and cash flows for the periods then ended. The balance sheet of Buyer as of December 31, 2007 that is included in such financial statements is referred to herein as “Buyer’s Balance Sheet.”

          4.7     The Commission Reports.

                     (a)     Buyer has delivered to Sellers or has made available by publicly available filing, (i) Buyer’s Annual Report on Form 20-F for the year ended December 31, 2007 (ii) Buyer’s prospectus, dated January 23, 2007, relating to its initial public offering of securities, and (iii) all other reports filed with the Securities and Exchange Commission (the “Commission”) by Buyer under the Exchange Act (all of such materials, together with any amendments thereto and documents incorporated by reference therein, are referred to herein as the “Commission Reports”).

                     (b)     As of its filing date or, if applicable, its effective date, each Commission Report complied in all material respects with the requirements of the Laws applicable to Buyer for such Commission Report, including the Securities Act and the Exchange Act.

                     (c)     Each Commission Report as of its filing date and the prospectus referred to in clause (ii) of Section 4.7(a), as of its effective date, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Buyer has filed all reports under the Exchange Act that were required to be filed as of the date hereof and will have filed all such reports required to have been filed through the Closing Date and has otherwise materially complied with all requirements of the Securities Act and the Exchange Act.

          4.8     Trust Fund. As of the date hereof and at the Closing Date, before deducting costs incurred in connection with the Business Combination, including but not limited to legal and accounting fees, due diligence, identification and research of prospective target businesses and other third party expenses associated with Business Combinations, and printing expenses, Buyer has and will have no less than $37,000,000 invested in Government Securities in a trust account with JPMorgan Chase NY Bank (the “Trust Account”), administered by American Stock Transfer & Trust Company, less such amounts, if any, as Buyer is required to pay to shareholders who elect to have their shares redeemed in accordance with the provisions of Buyer’s Memorandum and Articles of Association.

          4.9     No Undisclosed Liabilities. Buyer does not have any liabilities, debts or cash contingencies, pledges in any form, obligations, undertakings or arrangements, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on Buyer’s Balance Sheet; and (b) those incurred since January 23, 2007 in the ordinary course of business and consistent with prior practice.

          4.10   Absence of Certain Changes. Except as contemplated by this Agreement and those incurred in ordinary business consistent with past practice, Buyer has not, since January 23, 2007:

                     (a)     issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

                     (b)     been removed from trading on the OTC-BB because of a breach or violation of any applicable Laws, or received notice by any security supervisory agencies warning or punishing Buyer due to a violation of exchange market rules or receive notice of termination or suspension in trading on the OTC-BB, except for suspensions for trading in normal situations;

                     (c)     borrowed or agreed to borrow any funds exceeding $100,000, except current bank borrowings not in excess of the amount thereof shown on the Buyer’s Balance Sheet;

                     (d)     incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $100,000, except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

                     (e)     discharged or satisfied any encumbrance exceeding $100,000 other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Buyer’s Balance Sheet and liabilities incurred since January 23, 2007 in the ordinary course of business and consistent with prior practice;

                     (f)     sold, transferred, leased to others or otherwise disposed of any assets exceeding $100,000, except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

                     (g)     received any notice of termination of any Contract, or suffered any damage, destruction or loss exceeding $100,000 (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a Material Adverse Effect on Buyer;

                     (h)     had any material change in its relations with its employees, agents, clients, customers or insurance carriers which has had or might reasonably be expected to have a Material Adverse Effect on Buyer;

                     (i)      suffered any other serious Material Adverse Effect; or

                     (j)      entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (i)).

          4.11   Compliance with Law. The business of Buyer has been conducted, and is now being conducted, in compliance in all respects with all applicable Laws. Buyer and its officers, directors and employees (i) are not, and during the periods of Buyer’s existence were not, in violation of, or not in compliance with, in any respect all such applicable Laws with respect to the conduct of the businesses of Buyer; and (ii) have not received any notice from any Governmental Authority, and to the best Knowledge of Buyer none is threatened, alleging that Buyer has violated, or not complied with, any of the above.

          4.12   Litigation. There are no Actions, suits, arbitrations or other proceedings pending or, to the best Knowledge of Buyer, threatened against Buyer at law or in equity before any Governmental Authority. Neither Buyer nor any of their property is subject to any order, judgment, injunction or decree that would have a Material Adverse Effect.

          4.13   Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, except those fee or commission disclosed to and acknowledged by Sellers.

          4.14   Records. The books of account, minute books, stock certificate books and stock transfer ledgers of Buyer are complete and correct in all respects, and there have been no transactions involving Buyer which are required to be set forth therein and which have not been so set forth.

          4.15   Disclosure. No representation or warranty by Buyer contained in this Agreement and no information contained in any schedule or other instrument furnished or to be furnished to Sellers pursuant to this Agreement or the other Transaction Documents or in connection with the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

          4.16   Survival of Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall survive the Closing for a period of four years, except that the representations in Section 4.2 shall survive without limitation as to time.

ARTICLE V
COVENANTS OF SELLERS, FOUNDERS AND THE MEMBERS OF THE
COMPANY GROUP

          5.1     Conduct of the Business. Each Warrantor, jointly and severally, covenants and agrees that, from the date hereof through the Closing Date, except as otherwise set forth in this Agreement or with the prior written consent of Buyer, such Warrantor shall, and shall use best efforts to cause the other Warrantors to:

                     (a)     except for the purpose of implementing the Reorganization Plan, conduct the business of each member of Company Group only in the ordinary course of business and in a manner consistent with the current practice of the business, to preserve substantially intact the business organization of each member of the Company Group, to keep available the services of the current employees of each member of the Company Group, to preserve the current relationships of each member of the Company Group with customers and other Persons with which such member has significant business relations and to comply with all applicable Laws in all material respects;

                     (b)     except as contemplated on or before the execution of this Agreement which has been disclosed in the Disclosure Schedule, not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the stock of any member of the Company Group, or enter into any discussions or negotiations with any other party to do so;

                     (c)     not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of any member of the Company Group, other than consistent with past practices and in the ordinary course of business of such member or enter into any discussions or negotiations with any other party to do so;

                     (d)     not issue any shares of capital stock of any member of the Company Group or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of any member of the Company Group or any options therefor or any securities convertible into or exchangeable for capital stock of any member of the Company Group or enter into any agreements in respect of the ownership or Control of such capital stock;

                     (e)     not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of any member of the Company Group or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their Affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of such member of the Company Group;

                     (f)     not make, agree to make or announce any general wage or salary increase or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of any member of the Company Group or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable Law; not enter into employment contract other than employment of staff in the ordinary course of business;

                     (g)     except as contemplated on or before the execution of this Agreement which has been disclosed in the Disclosure Schedule, not to amend the memorandum and articles of association or any other comparable organizational or charter documents of any member of the Company Group;

                     (h)     (in respect of any member of Company Group only) not to merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

                     (i)      (in respect of any member of Company Group only) not to make any payments outside the ordinary course of business;

                     (j)      (in respect of any member of Company Group only) not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice; and

                     (k)     not take or agree to take any actions that would cause a breach in representations or warranties contained in this Agreement or prevent such Warrantor from performing its covenants hereunder.

          5.2     Access to Information. Between the date of this Agreement and the Closing Date, the Warrantors will, and will use best efforts to cause the other Warrantors to, (i) permit Buyer and its Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of any member of the Company Group; (ii) permit Buyer and its Representatives to make such inspections thereof as Buyer may reasonably request; and (iii) furnish Buyer and its Representatives with such financial and operating data (including without limitation the work papers of the Company’s Accountants) and other information with respect to any member of the Company Group as Buyer may from time to time reasonably request.

          5.3     Insurance. Through the Closing Date, the Warrantors shall use best efforts to ensure that each member of the Company Group maintains insurance policies providing insurance coverage for their businesses and assets of the kinds, in the amounts and against the risks as are commercially reasonable for the businesses and risks covered.

          5.4     Protection of Confidential Information; Non-Competition.

                     (a)     Confidential Information. Sellers and Founders acknowledge that:

                              (i)     As a result of such Seller’s and Founder’s share ownership of and employment by any member of the Company Group, Sellers and Founders have obtained secret and confidential information of the members of the Company Group including, without limitation, financial information, trade secrets and “know-how,” customers, and certain methodologies (“Confidential Information”).

                              (ii)     the Company Group will suffer substantial damage which will be difficult to compute if Sellers and Founders should divulge Confidential Information or enter a business competitive with that of the Company Group.

                              (iii)     the provisions of this Section 5.4 are reasonable and necessary for the protection of the business of the Company Group.

                     (b)     Maintain Confidentiality. Sellers and Founders shall not, at any time after the date hereof, divulge to any Person any Confidential Information obtained or learned as a result of share ownership of or employment by any member of the Company Group except (i) with the express written consent of Buyer on or before the Closing Date; (ii) to the extent that any such information is in the public domain other than as a result of a breach of any obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government process. If a Seller or Founder shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, such Seller or Founder will promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the expense of the Company, shall: (i) take all reasonably necessary steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit any member of the Company Group to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

                     (c)     Records. At the Closing, Sellers and Founders will promptly deliver to any member of the Company Group all original memoranda, notes, records, reports, manuals, formula and other documents relating to the business and properties of such member, which such Seller or Founder then possesses or has under its control; provided, however, that such Seller or Founder shall be entitled to retain copies of such documents reasonably necessary to document its financial or other relationship with any member of the Company Group; and provided, further, that during the period of his employment by any member of the Company Group, such Seller or Founder shall be entitled to retain such documents as shall be reasonably necessary to permit such Seller or Founder to perform his duties as an employee.

                     (d)     Non-Compete. During the Non-Competition Period, Sellers and Founders shall not, without the prior written permission of the Surviving Company, anywhere in the PRC, the United States, the Cayman Islands, and the British Virgin Islands, directly or indirectly, (i) enter into the employ of or render any services to any Person engaged in any business which is a “Competitive Business” (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other Person to employ or retain, any Person who was employed or retained by any member of the Company Group in the six-month period prior to the date that all relationships of such Person terminates with such member; or (v) solicit, interfere with, or endeavor to entice away from any member of the Company Group, for the benefit of a Competitive Business, any of its customers or other Persons with whom any member of the Company Group has a business relationship. However, nothing in this Agreement shall preclude him from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in their beneficially owning, at any time, more than 1% of the publicly-traded equity securities of such Competitive Business.

                     (e)     Injunctive Relief. If a Seller or Founder breaches, or threatens to breach, any of the provisions of Sections 5.4(b), (c) or (d), any member of the Company Group or the Surviving Company shall have the right and remedy to have the provisions of this Section 5.4 specifically enforced by any Governmental Authority, it being acknowledged and agreed by Sellers and Founders that any such breach or threatened breach will cause irreparable injury to the Company Group or the Surviving Company and that money damages will not provide an adequate remedy.

                     (f)     Modification of Scope. If any provision of Sections 5.4(b), (c) or (d) is held to be unenforceable because of the scope, duration or area of its applicability, the Governmental Authority making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

                     (g)     Competitive Business. As used in this Agreement,

                              (i)      “Competitive Business” means any business which operates in any current or planned industry segment and current or planned geographic market of any member of the Company Group; and

                              (ii)      “Non-Competition Period” means the period beginning on the Closing Date and ending on the later of five (5) years from the Closing Date or two (2) years after the date all relationships between Sellers/Founders and any member of the Company Group have been terminated, including relationships as a consultant or employee or 5% shareholder.

          5.5     Post-Closing Assurances. From time to time after the Closing, at Buyer’s request, Sellers and Founders will take such other actions and execute and deliver such other documents, certifications and further assurances as the Surviving Company may reasonably require in order to manage and operate the Surviving Company, including but not limited to executing such certificates as may be reasonably requested by the Surviving Company’s accountants in connection with any audit of the financial statements of the Surviving Company for any period through the Closing Date.

          5.6     No Other Negotiations. Until the earlier of the Closing or the termination of this Agreement, no Warrantor shall (a) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for, (b) continue, propose or enter into any negotiations or discussions looking toward, or (c) enter into any agreement or understanding providing for any acquisition of any capital shares of any member of the Company Group or of any part of their respective assets or businesses (in whole or in part), nor shall any Warrantor provide, or assist any member of the Company Group in providing, any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. Each Warrantor shall immediately notify Buyer of any such inquiries or proposals or requests for information for such purpose.

          5.7     No Securities Transactions. None of Sellers and Founders nor any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Buyer prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Sellers and Founders shall require each of the officers, directors, employees, agents and Representatives of the members of the Company Group to comply with the foregoing requirement. Sellers agree and acknowledge that, until the first anniversary of the Closing, neither of Sellers shall sell, exchange, assign, transfer, pledge, hypothecate, make any short sale of, grant any option for the purchase of, enter into any hedging or similar transaction with the same economic effect as a sale, or otherwise encumber or dispose of, directly or indirectly, voluntarily or involuntarily, in any respect

(each, a “Transfer”) all or any part of, or any interest in, any Buyer Shares received by such Sellers pursuant to Section 1.2 and Section 1.3.

          5.8     Fulfillment of Conditions. Each Warrantor shall fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within its Control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated by this Agreement or the other Transaction Documents and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their best efforts to conduct the business in such manner that on the Closing Date the representations and warranties of the Warrantors contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

          5.9     Disclosure of Certain Matters. From the date hereof through the Closing Date, each Warrantor shall give Buyer prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of the Warrantors contained herein to be inaccurate or otherwise misleading, (c) gives the Warrantor any reason to believe that any of the conditions set forth in Article VIII will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of any member of the Company Group or (e) would require any amendment or supplement to the Proxy Statement.

          5.10   Regulatory and Other Authorizations; Notices and Consents.

                     (a)     Each Warrantor shall use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the other Transaction Documents and will cooperate fully with Buyer in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each Warrantor shall, both prior to and following the Closing, take such actions and make such filings as are necessary to comply with the rules and regulations of the State Administration of Foreign Exchange of the PRC (“SAFE”).

                     (b)     Each Warrantor shall give promptly such notices to third parties and use its best efforts to obtain such third party consents and estoppel certificates as Buyer may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

                     (c)     Buyer shall cooperate and use its best efforts to assist the Warrantors in giving such notices and obtaining such consents and estoppel certificates; provided, however, that Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Buyer in its sole discretion may deem adverse to the interests of Buyer or any member of the Company Group.

          5.11   Use of Intellectual Property. Sellers and Founders acknowledge that from and after the Closing, all the Intellectual Property of any kind related to or used in connection with the business of any member of the Company Group shall be owned by the Surviving Company, that neither Sellers or Founders nor any of their Affiliates shall have any rights in such Intellectual Property and that neither Sellers or Founders nor any of their Affiliates will contest the ownership or validity of any rights of any member of the Company Group in or to such Intellectual Property.

          5.12   Related Tax. Sellers covenant and agree to pay any tax and duties assessed by any Governmental Authority in connection with, or as a result of the issuance of Buyer Shares and other consideration received pursuant to this Agreement.

          5.13   The Company Proxy Information. As a condition to Buyer calling and holding the Acquisition Shareholder Meeting (as hereinafter defined), each Warrantor will furnish to Buyer such information as is reasonably required by Buyer for the preparation of the Proxy Statement (as hereinafter defined) in accordance with the requirements of the Commission, including full and accurate descriptions of the Warrantors and their businesses, material agreements affecting such businesses, and the audited consolidated financial statements of the Company Group for each of the three years ended December 31, 2007, which financial statements will include a balance sheet, statement of operations and statement of cash flows, prepared in accordance U.S. GAAP, together with footnotes and any required interim consolidated quarterly financial statements, as required by the rules and regulations of the Commission for combination proxy statement disclosure (collectively, “Proxy Information”). The Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Proxy Information not misleading.

          5.14   Interim Financial Information. From the date of this Agreement until the Closing, each Warrantor shall use its best efforts to cause the Company Group provide to Buyer a copy of (i) the monthly internal management report of financial information concerning the members of the Company Group on an individual and consolidated basis in a form reasonably satisfactory to Buyer, and (ii) a monthly pro forma balance sheet and income statement on an individual and consolidated basis for the members of the Company Group. The above interim financial information shall be delivered to Buyer within twenty-five (25) days after the end of each month following the date of this Agreement. The members of the Company Group will prepare the above financial information in good faith in accordance with U.S. GAAP.

ARTICLE VI
COVENANTS OF BUYER

          6.1     Conduct of the Business. Buyer covenants and agrees that, from the date hereof through the Closing Date, except (i) in the context of an unsolicited, bona fide written proposal for a superior transaction or consummation of a superior transaction (in which event Buyer shall use its best effort to cause the target company in such superior transaction to reimburse the Warrantors for the reasonable and documented expenses incurred by the Warrantors in connection with the transactions contemplated by this Agreement and other Transaction Documents), (ii) as otherwise set forth in this Agreement or the other Transaction Documents or (ii) with the prior written consent of Sellers, Buyer shall:

                     (a)     conduct its business only in the ordinary course of business and in a manner consistent with the current practice of its business, except as required to preserve substantially intact its business organization, to preserve the current relationships of Buyer with customers and other Persons with which it has significant business relations and to comply with all Laws;

                     (b)     not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of its capital securities;

                     (c)     not pledge, sell, lease, transfer, dispose of or otherwise encumber any of properties or assets, other than consistent with past practices and in the ordinary course of business;

                     (d)     not issue any of its shares of capital or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, or any options therefor or any securities convertible into or exchangeable for its capital stock or enter into any agreements in respect of the ownership or Control of such shares of capital;

                     (e)     not declare any dividend or make any distribution in cash, securities or otherwise on its outstanding shares of capital or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of its Affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay its existing indebtedness;

                     (f)     not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any of its officers or employees or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable Law;

                     (g)     except for the purpose of the Business Combination, not to amend its Memorandum and Articles of Association;

                     (h)     not to merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

                     (i)      not to make any payments outside the ordinary course of business; and

                     (j)      not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

          6.2     Shareholder Meeting. Buyer shall cause a meeting of its shareholders (the “Acquisition Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the approval of the transactions and other matters as contemplated or necessitated by this Agreement (including, if applicable, increase of authorized share capital), pursuant to the requirements of Buyer’s Memorandum and Articles of Association. Buyer shall use its best efforts to cause its Board of Directors to recommend that its shareholders vote in favor of such matters. In connection with such meeting, Buyer (a) will prepare and mail to its shareholders a proxy statement/prospectus meeting the requirements of the Exchange Act (“Proxy Statement”) and all other proxy materials for such meeting, (b) will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby, and (c) will otherwise comply with all legal requirements applicable to such meeting. As a condition to the filing and distribution to the Buyer shareholders the Proxy Statement, Buyer will have received the Proxy Information from the Company Group.

          6.3     Fulfillment of Conditions. From the date hereof to the Closing Date, Buyer shall use its best efforts to fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby or by the other Transaction Documents, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of Buyer in such manner that on the Closing Date the representations and warranties of Buyer contained herein shall be accurate as though then made).

          6.4     Disclosure of Certain Matters. From the date hereof through the Closing Date, Buyer shall give the Warrantors prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of Buyer contained herein to be inaccurate or otherwise misleading, (c) gives Buyer any reason to believe that any of the conditions set forth in Article VIII will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Buyer, or (e) would require any amendment or supplement to the Proxy Statement.

          6.5     Post-Closing Assurances. Buyer from time to time after the Closing, at the request of the Company or Sellers will take such other actions and execute and deliver such other documents, certifications and further assurances as the Company or Sellers may reasonably require in order to manage and operate their business, including but not limited to executing such certificates as may be reasonably requested by the Company or Seller’s Accountants in connection with any audit of the financial statements of Buyer for any period through the Closing Date.

          6.6     Regulatory and Other Authorizations; Notices and Consents.

                     (a)     Buyer shall use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents and will cooperate fully with the Warrantors in promptly seeking to obtain all such authorizations, consents, orders and approvals.

                     (b)     Buyer shall give promptly such notices to third parties and use best efforts to obtain such third party consents and estoppel certificates as Sellers may in their reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

          6.7     Books and Records.

                     (a)     On and after the Closing Date, Buyer will permit Sellers, Founders and their Representatives, during normal business hours, to have access to and to examine and make copies of all books and records of any member of the Company Group which are delivered to Buyer pursuant to this Agreement and which relate to their businesses or to events occurring prior to the Closing Date or to transactions or events occurring subsequent to the Closing Date which arise out of transactions or events occurring prior to the Closing Date to the extent reasonably necessary to Sellers and Founders in connection with preparation of any Tax returns, Tax audits, government or regulatory investigations, lawsuits or any other matter in which a Seller or Founder is a party to the proceeding or in which it has a reasonable business interest.

                     (b)     Buyer will preserve and keep all books and records with respect to any member of the Company Group and their businesses for a period of at least seven years from the Closing Date. After such seven year period, before Buyer shall dispose of any such books and records, at least 90 days’ prior written notice to such effect shall be given by Buyer to Sellers and Founders. Sellers and Founders shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books or records as they may select.

          6.8     Nasdaq Listing. After making the initial filing of the Proxy Statement with the Commission on Form 6-K, Buyer shall apply to have its ordinary shares listed on the Nasdaq Stock Market following the Closing (but does not ensure the approval of such listing application).

ARTICLE VII
ADDITIONAL COVENANTS OF THE PARTIES

          7.1     Other Information. If in order to properly prepare documents required to be filed with any Governmental Authority or financial statements of the Company Group, it is necessary that a Party be furnished with additional information relating to any member of the Company Group, and such information is in the possession of the other Parties, such other Parties agree to use their best efforts to furnish such information in a timely manner to such Party, at the cost and expense of such Party.

          7.2     Mail Received After Closing.

                     (a)     If the Surviving Company receives after the Closing any mail or other communications addressed to Sellers or Founders, the Surviving Company may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to the Company Group. The Surviving Company will deliver promptly or cause to be delivered to Sellers and Founders all other mail addressed to it and the contents thereof which does not relate to the Company Group.

                     (b)     If Sellers or Founders receive after the Closing Date mail or other communications addressed to such Sellers or Founders which relate to the Company Group, such Sellers or Founders shall promptly deliver or cause to be delivered all such mail and the contents thereof to the Surviving Company.

          7.3     Further Action.

                     (a)     Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

                     (b)     Subject to compliance with applicable Law, from the date hereof until the Closing Date, the Parties and/or their Representatives shall confer on a regular and frequent basis to discuss material operational matters and the general status of ongoing operations.

                     (c)     No information or knowledge obtained in any discussion pursuant to this Section 7.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated hereby.

          7.4     Schedules. The Parties shall have the obligation to supplement or amend the schedules being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules. The obligations of the Parties to amend or supplement the schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Article IX, the representations and warranties of the Parties shall be made with reference to the schedules as they exist at the time of execution of this Agreement.

          7.5     Execution of Agreements. On or before the Closing Date, each Party shall execute and deliver each Transaction Document to which it is a party.

          7.6     Confidentiality. The Warrantors, on the one hand, and Buyer, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other Parties furnished to it by such other Parties or their Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other Person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Parties if it exercises the same care as it takes to preserve confidentiality for its own similar information.

          7.7     Public Announcements. From the date of this Agreement until the Closing or termination of this Agreement, the Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions contemplated hereby, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties, except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transactions contemplated hereby as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

          7.8     Board of Buyer. The Board of Directors of Buyer after the Closing will initially consist of seven (7) members, with five (5) members (three (3) of whom shall be independent directors) designated by Sellers, two members (one (1) of whom shall be an independent director) designated by Buyer. The independent directors shall satisfy the independence requirements of NASDAQ. In addition, the membership of the Board of Directors of Buyer shall comply with the requirements of Section 9.6 for the existence of the Independent Committee.

ARTICLE VIII
CONDITIONS TO CLOSING

          8.1     Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions.

                     (a)     Approval by Buyer’s Shareholders. This Agreement and the transactions contemplated hereby shall have been approved by a majority-in-interest of the holders of the ordinary shares of Buyer in accordance with Buyer’s Memorandum and Articles of Association and the aggregate number of Buyer’s ordinary shares held by shareholders of Buyer (other than the Initial Stockholders) who exercise their right to convert the ordinary shares of Buyer owned by them into cash in accordance with Buyer’s Memorandum and Articles of Association shall not constitute 20% or more of the number of Buyer’s ordinary shares outstanding as of the date of this Agreement and owned by Persons other than the Initial Stockholders.

                     (b)     Litigation. No order, stay, judgment or decree shall have been issued by any Governmental Authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated hereby or instrumental to the consummation of the transactions contemplated hereby, and no action or proceeding by any Governmental Authority shall be pending or threatened (including by suggestion through investigation) by any Person, which questions, or seeks to enjoin, modify, amend or prohibit (a) the ownership or Control of any member of the Company Group, (b) the purchase of Company Ordinary Shares and Company Equity Rights or the sale and issuance of Buyer Shares, (c) the Acquisition Shareholder Meeting and use of the Proxy Statement by Buyer, or (d) the conduct in any material respect of the business as a whole or any material portion of the business conducted or to be conducted by any member of the Company Group or the (direct, indirect or beneficial) ownership or Control of any member of the Company Group by Sellers.

                     (c)     Transaction Documents. Each Warrantor shall have executed and delivered or have caused the other Warrantors (as defined in Article XI) to execute and deliver each of the following agreements (together with this Agreement and any amendments or supplements thereto, the “Transaction Documents”):

                              (i)      Certain service agreement, in the form attached hereto as Exhibit D, by and between WFOE and the Affiliated Broker pursuant to which WFOE shall provide certain operating services to the Affiliated Broker and receive service fees from the Affiliated Broker (the “Service Agreement”);

                              (ii)      certain equity pledge agreement, in the form attached hereto as Exhibit E, by and between WFOE, on the one hand, and all the shareholders of the Affiliated Broker, on the other hand, pursuant to which all of such shareholder’s equity ownership shall be pledged to WFOE to secure the obligations of the Affiliated Broker and its shareholders under such Transaction Documents as provided for under (i), (ii), (iii) and (v) of this Section 8.1(c) (the “Equity Pledge Agreement”);

                              (iii)     certain purchase option agreement, in the form attached hereto as Exhibit F, by and between WFOE, on the one hand, and all the shareholders of the Affiliated Broker, on the other hand, pursuant to which WFOE shall have the option to purchase from such shareholders all or part of their equity ownership interests in the Affiliated Broker for a minimum price permissible by the PRC Law (the Parties agree that, notwithstanding anything in the contrary in the purchase option agreement, in the event that a nominal purchase price of $1 is not permitted by PRC Law, such shareholders shall waive their right to receive any additional consideration from, or pay any additional consideration received by them back to, WFOE, and shall pay any taxes and fees incurred by WFOE in connection therewith), if and when permitted by the PRC Law (the “UIB Purchase Option Agreement”);

                              (iv)     certain right of first refusal agreement, in a form reasonably satisfactory to Buyer, by and between UIB, on the one hand, and all the shareholders of Beijing Hezheng Insurance Broker Co., Ltd., on the other hand, pursuant to which UIB shall have the right of first refusal to purchase from such shareholders all or part of their equity ownership interests in Beijing Hezheng Insurance Broker Co., Ltd. if and when permitted by the PRC Law (the “Hezheng Right of First Refusal Agreement”); and

                              (v)       certain voting rights proxy agreement, in a form attached hereto as Exhibit G, by and between WFOE, on the one hand, and all the shareholders of the Affiliated Broker, on the other hand, pursuant to which the Person designated by WFOE shall be granted the voting rights and other shareholders’ rights with respect to all of the equity ownership interests held by such shareholders in the Affiliated Broker (the “Proxy Agreement”).

          8.2     Conditions to Obligations of the Warrantors. The obligations of the Warrantors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                     (a)     Deliveries. Buyer shall have delivered the Cash Consideration and Buyer Shares as required by Section 1.2 and Sellers shall have received such other documents, certificates and instruments as may be reasonably requested by Sellers.

                     (b)     Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of Buyer contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by Buyer on or before the Closing shall have been materially complied with, and Buyer shall have delivered a certificate signed by a duly authorized officer thereof to such effect.

                     (c)     Consents. Buyer shall have obtained and delivered to the Warrantors copies of consents of all third parties, as appropriately required for the consummation of the transactions contemplated by this Agreement.

                     (d)     Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Buyer at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects.

                     (e)     No Adverse Changes. At the Closing, there shall have been no material adverse change in the assets, liabilities or financial condition of Buyer from that shown in the Buyer Balance Sheet and related statements of income. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of the Warrantors, would have had a Material Adverse Effect on the operations, financial condition or prospects of Buyer.

                     (f)     Supplemental Disclosure. If Buyer shall have supplemented or amended any schedule pursuant to their obligations set forth in Section 7.4 in any material respect, the Warrantors shall give notice to Buyer that as a result of information provided to the Warrantors in connection with any or all of such amendments or supplements, the Warrantors have determined to proceed with the consummation of the transactions contemplated hereby.

                     (g)     Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by Buyer in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by Buyer as of the Closing, shall have been delivered to the Warrantors.

                     (h)     Trustee Notice. Buyer, simultaneously with the Closing, will deliver to the trustee of the Trust Account of Buyer instructions to disburse the funds therein to Buyer.

                     (i)      Resignations. Effective as of the Closing, the directors and officers of Buyer who are not continuing as directors and officers of Buyer will have resigned.

                     (j)      Legal Opinion. The Warrantors shall have received from the Cayman Islands counsel of Buyer a legal opinion addressed to the Warrantors and satisfactory to Buyer, dated the Closing Date.

          8.3     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                     (a)     Deliveries. Sellers shall have delivered Company Ordinary Shares and Company Equity Rights and Buyer shall have received the same and such other documents, certificates and instruments as may be reasonably requested by Buyer.

                     (b)     Financial Statements. Sellers have provided the consolidated balance sheets as at December 31, 2005, 2006 and 2007, and related consolidated statements of income and source and application of funds for the three years ended December 31, 2007 showing After-Tax Profits of not less than $3,900,000 for the fiscal year ended December 31, 2007 and the notes, comments, schedules, and supplemental data therein (collectively, the “Company Financial Statements”) and an interim consolidated balance sheet as of end of each succeeding fiscal quarter ending more than 45 days prior to the Closing, and related consolidated statements of income and source and application of funds for each such quarter, reviewed by the Company’s accountants (collectively, the “Interim Financial Statements”). The Company Financial Statements and Interim Financial Statements will have been prepared in accordance with US GAAP throughout the periods indicated and fairly present the consolidated financial condition of the Company at their respective dates and the consolidated results of the operations of the Company for the periods covered thereby in accordance with in accordance with US GAAP.

                     (c)     Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of the Warrantors contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by the Warrantors on or before the Closing shall have been materially complied with, and Buyer shall have received a certificate of the Warrantors to such effect.

                     (d)     Legal Opinion. Buyer shall have received from Guan Tao Law Firm, counsel for the Company Group, a legal opinion, based on PRC Law, addressed to Buyer and satisfactory to Buyer, dated the Closing Date.

                     (e)     Consents. The Warrantors shall have obtained and delivered to Buyer consents of all third parties required by the Contracts and Permits set forth in the Disclosure Schedule.

                     (f)     Regulatory Approvals. Any Governmental Authority whose approval or consent is required each shall have unconditionally approved of the transactions contemplated by this Agreement and Buyer shall have received written confirmation thereof.

                     (g)     Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement or the other Transaction Documents to be performed by the Warrantors at or prior to the Closing, including, without limitation, the Service Agreement, the Equity Pledge Agreement, the Purchase Option Agreement, Hezheng Right of First Refusal Agreement and the Proxy Agreement shall have been duly and properly performed or fulfilled in all material respects.

                     (h)     Reorganization Complete. The reorganization described in the Reorganization Plan shall have been completed.

                     (i)      No Adverse Change. At the Closing, there shall have been no material adverse change in the assets, liabilities, financial condition or prospects of any member of the Company Group from that shown or reflected in the Company Financial Statements and as described in the Proxy Statement. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of Buyer, would have a Company Material Adverse Effect.

                     (j)      Supplemental Disclosure. If Sellers shall have supplemented or amended any schedule pursuant to his obligations set forth in Section 7.4 in any material respect, Buyer shall provide notice to Sellers that, as a result of information provided to Buyer in connection with any or all of such amendments or supplements, Buyer has determined to proceed with the consummation of the transactions contemplated hereby.

                     (k)     Due Diligence. Buyer shall have completed financial, business and legal due diligence of the members of the Company Group and shall be reasonably satisfied with the results of such due diligence.

                     (l)      Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by the Company, the Subsidiaries and Sellers in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by the Company, the Subsidiaries and Sellers, as appropriate, as of the Closing, shall have been delivered to Buyer.

                     (l)      The Company Proxy Information. The Company Proxy Information, at the time of distribution of the Proxy Statement and at Closing, will accurately reflect the Company, the Subsidiaries, their businesses and the Seller, and the Company Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Company Proxy Information not misleading.

ARTICLE IX
INDEMNIFICATION

          9.1     Indemnification by the Warrantors. Subject to the limitations set forth in Section 9.4, the Warrantors shall jointly and severally indemnify and hold harmless Buyer from and against, and shall reimburse Buyer (which term, for purposes of this Article IX, includes, after the Closing, the Surviving Company) for, any Damages which it may sustain, suffer or incur, whether as a result of any Third Party Claim or otherwise, and which arise from or in connection with or are attributable to the breach of any of the representations or warranties or covenants of the Warrantors contained in this Agreement. Indemnification pursuant to this Section 9.1 shall be the sole remedy of Buyer with respect to any breach of the representations and warranties or covenants of the Warrantors contained in this Agreement. This indemnity shall survive the Closing for a period of four years after the Closing Date with respect to Claims arising under the foregoing clause (i) other than Claims arising as a result of a breach of the representations and warranties in Sections 3.1 and 3.25, as to which it shall survive without limitation as to time, and (ii) Claims arising as a result of a breach of the representations and warranties in Section 3.6, as to which it shall survive for a period of six months after the expiration of the statute of limitations. Sellers shall give prompt written notice to Buyer of any Third Party Claims or other facts and circumstances known to such Warrantors which may entitle Buyer to indemnification under this Section 9.1.

          9.2     Indemnification by Buyer. Subject to the limitations set forth in Section 9.4, Buyer shall indemnify and hold harmless the Warrantors from and against, and shall reimburse the Warrantors for, any Damages which may be sustained, suffered or incurred by the Warrantors, whether as a result of Third Party Claims or otherwise, and which arise or result from or in connection with or are attributable to the breach of any of Buyer’s representations or warranties or covenants contained in this Agreement. The indemnity in the foregoing clause shall survive the Closing for a period of four years after the Closing Date, other than claims arising as a result of a breach of the representations and warranties in Section 4.2, as to which it shall survive without limitation as to time. Buyer shall give the Seller prompt written notice of any Third Party Claims or other facts and circumstances known to Buyer which may entitle the Warrantors to indemnification under this Section 9.2.

          9.3     Notice, Etc. A Party required to make an indemnification payment pursuant to this Agreement (“Indemnifying Party”) shall have no liability with respect to Third Party Claims or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement unless the Party entitled to receive such indemnification payment (“Indemnified Party”) gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount (or estimate, if the magnitude of the Claim cannot be precisely determined at that time) of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Third Party Claim. With respect to Third Party Claims, an Indemnified Party (i) shall give the Indemnifying Party prompt notice of any Third Party Claim, (ii) prior to taking any action with respect to such Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third Party Claim, (iii) shall not consent to any settlement or compromise of the Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (iv) shall permit the Indemnifying Party, if it so elects, to assume the exclusive defense of such Third Party Claim (including, except as provided in the penultimate sentence of this Section, the compromise or settlement thereof) at its own cost and expense. If the Indemnifying Party shall elect to assume the exclusive defense of any Third Party Claim pursuant to this Agreement, it shall notify the Indemnified Party in writing of such election, and the Indemnifying Party shall not be liable hereunder for any fees or expenses of the Indemnified Party’s counsel relating to such Third Party Claim after the date of delivery to the Indemnified Party of such notice of election. The Indemnifying Party will not compromise or settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if the relief provided is other than monetary damages or such relief would have a Material Adverse Effect on the Indemnified Party. Notwithstanding the foregoing, if the Indemnifying Party elects to assume the defense with respect to any Third Party Claim, the Indemnifying Party shall have the right to compromise or settle for solely monetary damages such Third Party Claim, provided such settlement will not result in or have a Material Adverse Effect on the Indemnified Party. Notwithstanding the foregoing, the Party which defends any Third Party Claim shall, to the extent required by any insurance policies of the Indemnified Party, share or give control thereof to any insurer with respect to such Claim.

          9.4     Limitations.

                     (a)     The Warrantors shall not be required to indemnify Buyer under Section 9.1 unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $50,000, but then Sellers will be liable for the full amount of Damages.

                     (b)     Buyer shall not be required to indemnify the Warrantors under Section 9.2 unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $50,000, but then Buyer will be liable for the full amount of Damages.

          9.5     Adjustment to Purchase Price; Setoff. Any indemnification payments made pursuant to Sections 9.1 and 9.2 shall be deemed to be an adjustment to the Purchase Price. To the extent that the Warrantors are obligated to indemnify Buyer after Closing under the provisions of this Article IX for Damages reduced to a monetary amount, Buyer shall have the right to adjust any amount due and owing or to be due and owing under any agreement with the Warrantors, whether under this Agreement or any other agreement between the Warrantors and any of Buyer’s affiliates, subsidiaries or Controlled Persons (including shares issuable pursuant to Section 1.3). To the extent that Buyer is obligated to indemnify the Warrantors after Closing under the provisions of this Article IX for Damages reduced to a monetary amount, the Warrantors after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with Buyer, whether under this Agreement or any other agreement between the Warrantors and any of Buyer’s Affiliates or Subsidiaries.

          9.6     Claims on behalf or in right of Buyer. Pursuant to the provisions of this Article IX, if any Claim for indemnification is to be brought against the Warrantors on behalf of or by right of Buyer, such claims will be determined by the Independent Committee of the Board of Directors. Any settlement of a Claim for indemnification brought on behalf of or by right of Buyer shall be determined and approved by the Independent Committee of the Board of Directors. The Independent Committee of the Board of Directors of Buyer will consist of at least two persons mutually agreed by Sellers and Buyer, none of which are officers or employees of Buyer or any of their operating subsidiary companies or are direct or beneficial owners of 5% or more of the voting capital shares of Buyer. For a period of not less than four years after Closing or until final resolution of Claims under this Article IX brought by or by right of Buyer the Board of Directors of Buyer will maintain a sufficient number of directors such that it will be able to maintain the Independent Committee.

          9.7     No Claim Against Trust Fund. It is understood by the Warrantors that in the event of breach of this Agreement or any of the other Transactional Documents by Buyer, that they have no right to any amount held in the Trust Account and they will not make any claim against Buyer that would adversely affect the business, operations or prospects of Buyer or the amount of the funds held in the Trust Account.

ARTICLE X
TERMINATION AND ABANDONMENT

          10.1   Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

                     (a)     by mutual written consent of the Parties;

                     (b)     (i)      by Buyer, if the Warrantors amend or supplement any schedule hereto in accordance with Section 7.4 hereof and such amendment or supplement reflects a material adverse change in the condition (financial or otherwise), results of operations or prospects of any member of the Company Group after the date hereof, or (ii) by the Warrantors, if Buyer amends or supplements any schedule hereto in accordance with

Section 7.4 hereof and such amendment or supplement reflects a material adverse change in the condition (financial or otherwise) or operations of Buyer;

                     (c)     by either Buyer or the Warrantors, if the Closing has not occurred by January 31, 2009 (or such later date as may be established by the shareholders of Buyer as the deadline by which Buyer must complete a Business Combination); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that is then in breach of any of its covenants, representations or warranties in this Agreement;

                     (d)     by the Warrantors, (i) if Buyer shall have breached any of its covenants in Article VI or VII hereof in any material respect or (ii) if the representations and warranties of Buyer contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, Buyer has not cured such breach within 10 Business Days of notice from the Warrantors of an intent to terminate;

                     (e)     by Buyer, (i) if the Warrantors shall have breached any of the covenants in Articles V or VII hereof in any material respect or (ii) if the representations and warranties of the Warrantors contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, the Warrantors have not cured such breach within 10 Business Days of Buyer’s notice of an intent to terminate;

                     (f)     by Buyer if the Board of Directors of Buyer shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate this Agreement is reasonably likely to result in the Board of Directors breaching its fiduciary duties to the shareholders of Buyer under applicable Law by reason of the pendency of an unsolicited, bona fide written proposal for a superior transaction, provided, however, that in such circumstances Buyer shall use its best effort to cause the target company in such superior transaction to reimburse, the Warrantors for the reasonable and documented expenses incurred by the Warrantors in connection with the transactions contemplated by this Agreement and other Transaction Documents;

                     (g)     by either Buyer or the Warrantors, if, at Buyer’s Acquisition Shareholder Meeting (including any adjournments thereof), this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of Buyer’s ordinary shares required under its Memorandum and Articles of Association, or 20% or more of the number of ordinary shares of Buyer outstanding as of the date of the record date for such meeting held by Persons other than the Initial Shareholders exercise their rights to convert the ordinary shares of Buyer held by them into cash in accordance with Buyer’s Memorandum and Articles of Association.

          10.2   Effect of Termination.

                     (a)     In the event of termination and abandonment by Buyer or by the Warrantors, or both, pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other Parties, and except as set forth in this Section 10.2, all further obligations of the Parties shall terminate, no Party shall have any right against the other Parties hereto, and each Party shall bear its own costs and expenses.

                     (b)     If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

                               (i)     each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

                               (ii)     all confidential information received by a Party hereto with respect to the business of the other Parties, or in the case of Sellers and Founders, of any member of the Group, shall be treated in accordance with Section 7.6 hereof, which shall survive such termination or abandonment.

ARTICLE XI
DEFINITIONS

          11.1   Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          “Actions” means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation by or pending before any Governmental Authority.

          “Acquisition Shareholder Meeting” has the meaning set forth in Section 6.2.

          “Affiliate” means, with respect to a Person, any other Person who Controls, is Controlled by or is under common Control with such Person.

          “Affiliated Broker” has the meaning set forth in the preamble of this Agreement. The particulars of the Affiliated Broker are set forth on Exhibit A-3.

          “After-Tax Profits” has the meaning set forth in Section 1.3.

          “Agreement” has the meaning set forth in the preamble of this Agreement.

          “Business Combination” has the meaning set forth in the Memorandum and Articles of Association of Buyer.

          “Business Day” means a day of the year on which banks are not required or authorized to be closed in the City of New York.

          “Buyer” has the meaning set forth in the preamble of this Agreement.

          “Buyer Shares” has the meaning set forth in Section 1.2.

          “Buyer’s Balance Sheet” has the meaning set forth in Section 4.6.

          “Cash Consideration” has the meaning set forth in Section 1.2.

          “Closing” has the meaning set forth in Section 2.1.

          “Closing Date” has the meaning set forth in Section 2.1.

          “Commission” has the meaning set forth in Section 4.7.

          “Commission Reports” has the meaning set forth in Section 4.7(a).

          “Company” or “UIB BVI” has the meaning set forth in the preamble of this Agreement. The particulars of the Company are set forth on Exhibit A-3.

          “Company’s Accountants” means UHY Vocation HK CPA Limited.

          “Company Equity Rights” has the meaning set forth in Section 1.1.

          “Company Financial Statements” has the meaning set forth in Section 8.3(b).

          “Company Group” has the meaning set forth in the preamble of this Agreement. The particulars of the Company Group are set forth on Exhibit A-3.

          “Company Material Adverse Effect” means a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; provided that, without limiting the generality of the foregoing, any adverse effect resulting in any loss, directly or indirectly, of at least US$200,000 or its equivalent, to the Company and its Subsidiaries, taken as a whole, shall be deemed to constitute a Company Material Adverse Effect.

          “Company Ordinary Shares” has the meaning set forth in Section 1.1.

          “Competitive Business” has the meaning set forth in Section 5.4(g).

          “Confidential Information” has the meaning set forth in Section 5.4(a).

          “Contracts” mean any contract, agreement, arrangement, plan, lease, license or similar instrument.

          “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the Board of Directors or comparable governing body of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing

          “Copyrights” shall mean all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

          “Damages” means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys’ fees and disbursements incurred by an

Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and a third party, which is determined (as provided in Article IX) to have been sustained, suffered or incurred by a Party or the Company and to have arisen from or in connection with an event or state of facts which is subject to indemnification under this Agreement; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a Third Party Claim, or by the Parties, if a Direct Claim.

          “Direct Claim” means any claim other than a Third Party Claim.

          “Disclosure Schedule” has the meaning set forth in Section 3.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Equity Pledge Agreement” has the meaning set forth in Section 8.1(c).

          “Founders” has the meaning set forth in the preamble of this Agreement. The particulars of Founder are set forth on Exhibit A-2.

          “GAAP” means generally accepted accounting principles, consistently applied in the United States of America.

          “Government Securities” means any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.

          “Governmental Authority” means any PRC or non-PRC national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

          “Hezheng Right of First Refusal Agreement” has the meaning set forth in Section 8.1(c).

          “Indemnified Party” has the meaning set forth in Section 9.3.

          “Indemnifying Party” has the meaning set forth in Section 9.3.

          “Intellectual Property” means any intellectual property rights, including, without limitations, Patents, Copyrights, service marks, moral rights, Trade Secrets, Trademarks, designs and Technology, together with (a) all registrations and applications for registration therefore and (b) all rights to any of the foregoing (including (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, (iii) all rights to apply fore or register any of the foregoing), (iv) domain names and URL’s of or relating to the Acquired Assets and variations of the domain names and URL’s, (vi) Contracts which related to any of the foregoing, including invention assignment, intellectual property assignment, confidentiality, and non-competition agreements, and (vii) goodwill of any of the foregoing, except the computer operating systems and office software commonly applied in daily work.

          “Interim Financial Statements” has the meaning set forth in Section 8.3(b).

          “Knowledge” means, with respect to any Person, the actual knowledge of such Person and that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs.

          “Laws” means all statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions, including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, environment, hazardous substances, pollution controls, employment and employment practices and access by the handicapped.

          “Lien” means any lien, claim, contingent interest, security interest, charge, restriction or encumbrance.

          “Material Adverse Effect” means, with respect to any Person, any (i) event, occurrence, fact, condition, change or development that has had a material adverse effect on the operations, results of operations, financial condition, assets or liabilities of such Person; (ii) material adverse effect on such Person’s ability to perform any material obligations of such Person hereunder or under any other Transaction Document or any Material Contract of such Person, as applicable; (iii) material adverse effect on any material rights such Person may have hereunder or under any other Transaction Document or any Material Contract of such Person.

          “Material Contract” means, with respect to any Person, any outstanding Contract material to the business of such Person as of or after the date hereof and includes, but not limited to, those Contracts disclosed in paragraph 3.16 of the Disclosure Schedule.

          “Non-Competition Period” has the meaning set forth in Section 5.4(g).

          “Non-Real Estate Leases” has the meaning set forth in Section 3.15.

          “Party” has the meaning set forth in the preamble of this Agreement.

          “Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

          “Permits” means all governmental registrations, licenses, permits, authorizations and approvals.

          “Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, proprietorship, association, firm, trust, estate, unincorporated organization, cooperative, Governmental Authority, or other enterprise or entity.

          “PRC” means the People’s Republic of China.

          “Proxy Agreement” has the meaning set forth in Section 8.1(c).

           “Proxy Information” has the meaning set forth in Section 5.13.

          “Proxy Statement” has the meaning set forth in Section 6.2.

          “Purchase Price” has the meaning set forth in Section 1.2.

          “Real Estate Leases” has the meaning set forth in Section 3.13(a).

          “Real Property” has the meaning set forth in Section 3.13(a).

          “Reorganization Plan” means the reorganization plan attached hereto as Exhibit H.

          “Representatives” of a party means such party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

          “SAFE” has the meaning set forth in Section 5.10(a).

          “Securities Act” means the Securities Act of 1933, as amended.

          “Sellers” has the meaning set forth in the preamble of this Agreement. The particulars of Sellers are set forth on Exhibit A-1.

          “Service Agreement” has the meaning set forth in Section 8.1(c).

          “Software” means all software, in object, human-readable or source code, whether previously completed or now under development, including programs, applications, databases, data files, coding and other software, components or elements thereof, programmer annotations, and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing, except the computer operating systems and office software commonly applied in daily work.

          “Subsidiary” means, with respect to any specified Person, any other Person (other than a natural person) Controlled by such specified Person through direct or indirect ownership of equity securities. When used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

          “Surviving Company” means the company surviving the Business Combination between Buyer and the Company Group as contemplated by this Agreement.

          “Tax” or “Taxes” means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, social security, franchise, profits, property or other taxes, tariffs, imposts, fees, stamp taxes and duties, assessments, levies or other charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any government or taxing authority with respect thereto.

          “Technology” means any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

          “Third Party Claim” means a Claim by a Person other than a Party hereto or any Affiliate of such Party.

          “Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software and compilations of information) and all claims and rights related thereto.

          “Trademarks” means any and all United States and foreign trademarks, service marks, logos, trade names, corporate names, trade dress, Internet domain names and addresses, and all goodwill associated therewith throughout the world.

          “Transaction Documents” has the meaning set forth in Section 8.1(c).

          “Transfer” has the meaning set forth in Section 5.7.

          “Trust Account” has the meaning set forth in Section 4.8.

          “UIB Purchase Option Agreement” has the meaning set forth in Section 8.1(c).

          “Unaudited Financial Statements” has the meaning set forth in Section 3.10.

          “United States” or “U.S.” means the United States of America.

          “Warrantors” has the meaning set forth in Section 3.

          “WFOE” has the meaning set forth in the preamble of this Agreement. The particulars of WFOE are set forth on Exhibit A-3.

ARTICLE XII
GENERAL PROVISIONS

          12.1   Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

          12.2   Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	If to the Warrantors:

Room 1906, 19th Floor, C, Yihe Yangguang Plaza
12, East Tucheng Road, Chaoyang District
Beijing, China 100013
Facsimile: 86-10-6448-9408

Attention: Xiaoping Chen

With a copy to:

Guantao Law Firm
17/F, Tower 2, Ying Tai Center,
No.28 Finance StreCVet, Xicheng District,
Beijing, China 100040
Facsimile: 86-10-6657-8016
Attention: Dongying Sun

(b)	If to Buyer or Buyer Initial Sellers:

ChinaGrowth North Acquisition Corporation
A12 Jianguomenwai Avenue
NCI Tower, Suite 1602
Beijing, China 100022
Attention: Xuesong Song
Telephone: 86-10-6569-3988
Facsimile: 86-10-6569-3992

with a copy to:

DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: William N. Haddad
Facsimile No.: 1-212-884-8998

          12.3   Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

          12.4   Waiver. At any time prior to the Closing, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

          12.5   Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          12.6   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          12.7   Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

          12.8   Benefit. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

          12.9   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          12.10  Jurisdiction; Venue. With respect to any disputes arising out of this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in the New York City of the State of New York (or in the event of exclusive federal jurisdiction, the courts of the Southern District of New York).

          12.11  NO JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

          12.12  Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

          12.13  Regulatory Requirements. In the event that the regulatory requirements of any applicable Governmental Authority (including any new laws or regulations or interpretations of existing laws or regulations) prohibit or materially restrict the ability of the Parties to consummate the acquisition of the Company as contemplated, the Parties will revise the transaction as necessary to comply with such regulatory requirements while preserving to the greatest extent possible the intended economic consequences of the transaction.

(Signatures on Next Page)

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BUYER:

CHINAGROWTH NORTH ACQUISITION
CORPORATION

By:	/s/ SONG Xuesong

Name:	SONG Xuesong
Title:	Chairman of the Board

SELLERS:
Sound Winner Investments Limited		Newest Sino Holdings Limited

By:	/s/ CHEN Xiaoping	By:	/s/ CHEN Xiaoping

Name:	CHEN Xiaoping	Name:	CHEN Xiaoping
Title:	Director	Title:	Authorized Representative

Jolly Win Holdings Limited		Joy King Holdings Limited

By:	/s/ CHEN Xiaoping	By:	/s/ CHEN Xiaoping

Name:	CHEN Xiaoping	Name:	CHEN Xiaoping
Title:	Authorized Representative	Title:	Authorized Representative

Ocean Times Investments Limited		Wealth Creation Investments Limited

By:	/s/ FENG Hongyan	By:	/s/ FENG Hongyan

Name:	FENG Hongyan	Name:	FENG Hongyan
Title:	Director	Title:	Authorized Representative

Energetic Holdings Limited		ZHANG Qing

By:	/s/ FENG Hongyan	By:	/s/ FENG Hongyan

Name:	FENG Hongyan	Capacity:	Authorized Representative
Title:	Director

FOUNDERS:

CHEN Xiaoping	CHEN Bowen

By: /s/ CHEN Xiaoping	By: /s/ CHEN Xiaoping

Passport No: G27536725	Capacity: Authorized Representative

FENG Hongyan	FAN Zhiming

By: /s/ FENG Hongyan	By: /s/ CHEN Xiaoping

ID No.: 300810	Capacity: Authorized Representative

COMPANY GROUP:

UIB Group Limited (“UIB BVI”)	UIB Group Limited (“UIB HK”)

By: /s/ CHEN Xiaoping	By: /s/ CHEN Xiaoping

Name: CHEN Xiaoping	Name: CHEN Xiaoping

Title: Director	Title: Director

Beijing Xin Lian Hua You Consultancy Co., Ltd.	Beijing Union Insurance Broker Co., Ltd.

By: /s/ SUN Gang	By: /s/ CHEN Xiaoping

Name: SUN Gang	Name: CHEN Xiaoping

Title: Authorized Representative	Title: Chairman of the Board

EXHIBIT A-1

SELLERS

1. Sound Winner Investments Limited

Jurisdiction:	British Virgin Islands
Form of Entity :	Exempted Company
Date of Incorporation:	December 12, 2007
Authorized Capital:	US$50,000
Outstanding Capital:	US$1
Shareholders:	CHEN Xiaoping, 100%
Directors:	CHEN Xiaoping

2. Newest Sino Holdings Limited

Jurisdiction:	British Virgin Islands
Form of Entity :	Exempted Company
Date of Incorporation:	January 15, 2008
Authorized Capital:	US$50,000
Outstanding Capital:	US$1
Shareholders:	CHEN Bowen, 100%
Directors:	CHEN Bowen

3. Jolly Win Holdings Limited

Jurisdiction:	British Virgin Islands
Form of Entity :	Exempted Company
Date of Incorporation:	January 18, 2008
Authorized Capital:	US$50,000
Outstanding Capital:	US$1
Shareholders:	LI Xiaoji, 100%
Directors:	LI Xiaoji

4. Joy King Holdings Limited

Jurisdiction:	British Virgin Islands
Form of Entity :	Exempted Company
Date of Incorporation:	January 9, 2008
Authorized Capital:	US$50,000
Outstanding Capital:	US$1
Shareholders:	FAN Zhiming, 100%
Directors:	FAN Zhiming

5. Ocean Times Investments Limited

Jurisdiction:	British Virgin Islands
Form of Entity :	Exempted Company
Date of Incorporation:	January 2, 2008

Exibit A-1

Authorized Capital:	US$50,000
Outstanding Capital:	US$1
Shareholders:	FENG Hongyan, 100%
Directors:	FENG Hongyan

6. Energetic Holdings Limited

Jurisdiction:	British Virgin Islands
Form of Entity :	Exempted Company
Date of Incorporation:	January 2, 2008
Authorized Capital:	US$50,000
Outstanding Capital:	US$1
Shareholders:	FENG Hongyan, 100%
Directors:	FENG Hongyan

7. Wealth Creation Investments Limited

Jurisdiction:	British Virgin Islands
Form of Entity :	Exempted Company
Date of Incorporation:	December 13, 2007
Authorized Capital:	US$50,000
Outstanding Capital:	US$1
Shareholders:	FANG Fang, 100%
Directors:	FANG Fang

8. ZHANG Qing

Passport No:	P779603(3)
Nationality:	Hong Kong

Exibit A-1

EXHIBIT A-2

FOUNDERS

Name	ID/Passport Number	Nationality

CHEN Xiaoping	G27536725	China

CHEN Bowen	G17971980	China

FENG Hongyan	300810	Republic of Gambia

FAN Zhiming	G08295905	China

Exhibit A-2

EXHIBIT A-3

THE COMPANY GROUP

1. UIB Group Limited (the “Company” or “UIB BVI”)

Jurisdiction:	British Virgin Islands
Form of Entity:	Exempted Company
Date of Incorporation:	January 8, 2008
Authorized Capital:	US$50,000
Outstanding Capital:	US$50,000
Shareholders:	Sound Winner Investments Limited, 49%
Newest Sino Holdings Limited, 21%
Jolly Win Holdings Limited, 5%
Joy King Holdings Limited, 5%
Ocean Times Investments Limited, 14.91%
Energetic Holdings Limited, 2.73%
Wealth Creation Investments Limited, 2.16%
ZHANG Qing, 0.2%
Directors:	CHEN Xiaoping

2. UIB Group Limited (“UIB HK”, a Subsidiary of the Company)

Jurisdiction:	Hong Kong, China
Form of Entity:	Corporation
Date of Incorporation:	February 13, 2008
Authorized Capital:	HK$10,000
Outstanding Capital:	HK$10,000
Shareholders:	UIB Group Limited, a British Virgin Islands company, 100%
Directors:	CHEN Xiaoping

3. Beijing Xin Lian Hua You Consultancy Co., Ltd. (“WFOE”, a Subsidiary of the Company)

Jurisdiction:	China
Form of Entity:	Corporation
Date of Incorporation:	April 24, 2008
Address:	Room 2202, 3rd Unit, 69, West Beichen Road, Chaoyang
District, Beijing, China
Business Scope:	Investment Consultancy, Information Consultancy, Enterprise
Management Consultancy, Trademark Use Consultancy, Network
Technology Consultancy, Market Research, Organizing Culture
Communication Activities (except Performance Before Audience);
Operating Exhibition Activities.
Legal Representative:	SHOU Dongcheng
Registered Capital:	US$100,000
Contributed Capital:	None
Shareholders:	UIB Group Limited, a Hong Kong corporation, 100%
Term:	From April 24, 2008 to April 23, 2038
Directors:	SHOU Dongcheng

4. Beijing Union Insurance Broker Co., Ltd. (“UIB Beijing”, the Affiliated Broker of the Company)

Jurisdiction:	China
Form of Entity:	Corporation
Date of Incorporation:	September 28, 2001
Address:	Room 1906, 19 Floor, C Tower, No. 12 Yihe Sunshine
Building, East Tucheng Road, Chaoyang District, Beijing,
China
Business Scope:	Consultancy Services for Policy Holders Regarding
Prevention of Calamity and Damage, Risk Evaluation and Risk
Management; Establishing Insurance Blue Prints, Handling Insurance
Formalities for Policy Holders; Acting on Behalf of Policy Holders in
Handling Inspections and Claims; Claiming Compensation from
Insurers on Behalf of Insurants and Beneficiaries; Domestic
Reinsurance Business and International Reinsurance Business.
Legal Representative:	CHEN Xiaoping
Registered Capital:	RMB 50,000,000
Contributed Capital:	RMB 50,000,000
Registered Shareholders:	Beijing HuaTianLiHe Investment Management Co., Ltd., 75%
Shanghai TianShi Investment Co., Ltd., 20%
Beijing DianWei Investment Co., Ltd., 5%
Term:	From September 28, 2001 to September 27, 2021
Directors:	CHEN Xiao Ping, WANG Kai, ZHAO Huirong

EXHIBIT B
ALLOCATION OF PURCHASE PRICE

1.       Allocation of Cash Consideration

          At the Closing, all Cash Consideration shall be paid to Sound Winner Investments Limited.

2.       Allocation of Buyer Shares at the Closing

          At the Closing, the Sellers are entitled to an aggregate of 6,365,001 Buyer Shares under Section 1.2(b) of the Agreement, among which 4,773,751 Buyer Shares shall be issued at the Closing and allocated among the Sellers as set out below; the remaining 1,591,250 Buyer Shares (“Unissued Share Consideration”) shall be issued within the later of (1) the Closing Date or 15 days following the issuance of the audit report of the Company (or if the Closing occurs on or before December 31, 2008, the Surviving Company) for the fiscal year ending December 31, 2008, which shall be allocated among certain Sellers as set forth in this Exhibit B. Below is a summary of the ratio and number pursuant to which the 6,365,001 Buyer Shares issuable under Section 1.2(b) of the Agreement shall be allocated:

Sellers	Ratio	Number
Sound Winner Investments Limited	24%	1,527,600
Newest Sino Holdings Limited	21%	1,336,650
Jolly Win Holdings Limited	5%	318,250
Joy King Holdings Limited	5%	318,250
Ocean Times Investments Limited	14.91%	948,767
Energetic Holdings Limited	2.73%	173,765
Wealth Creation Investments Limited	2.16%	137,739
ZHANG Qing	0.2%	12,730
Unissued Share Consideration	25%	1,591,250

The ultimate recipients of the 1,591,250 Shares referred to above as “Unissued Share Consideration” shall have the same be “locked- up” period as other Buyers shares issuable under Section 1.2 and Section 1.3 of the Agreement, i.e. be subject to lockup for a one-year period starting from the Closing.

3.	Allocation of “Unissed Share Consideration” Shares, Additional Shares and Earn-out Shares

          (1)       If the After-Tax Profits, on a consolidated basis, of the Company (or if the Closing occurs on or before December 31, 2008, the Surviving Company) is less than RMB 110,000,000 for the fiscal year ending December 31, 2008

                     (a)      1,403,164 Shares of the Unissued Share Consideration will be released and disbursed to Ocean Times Investments Limited, and 172,173 Shares of the Unissued Share Consideration will be released and disbursed to Wealth Creation Investments Limited, and the remaining 15,913 Shares of the Unissued Share Consideration will be released and disbursed to ZHANG Qing; and

                     (b)      All of the Buyer Shares issuable under Section 1.2(c) and Section 1.3 of the Agreement shall be allocated among the Sellers according to the ratio set out below:

Sellers	Ratio
Sound Winner Investments Limited	24%
Newest Sino Holdings Limited	21%
Jolly Win Holdings Limited	5%
Joy King Holdings Limited	5%
Ocean Times Investments Limited	36.95%
Energetic Holdings Limited	2.73%
Wealth Creation Investments	4.87%
Limited
ZHANG Qing	0.45%

           (2)     If the Company (or if the Closing occurs on or before December 31, 2008, the Surviving Company), on a consolidated basis, achieves or exceeds the After-Tax Profits of RMB 110,000,000 (but less than RMB 154,000,000) for the fiscal year ending December 31, 2008,

                     (a)      636,500 Shares of the Unissued Share Consideration will be released and disbursed to Sound Winner Investments Limited, and 841,899 Shares of the Unissed Share Consideration will be released and disbursed to Ocean Times Investments Limited, and 103,304 Shares of the Unissued Share Consideration will be released and disbursed to Wealth Creation Investments Limited, and the remaining 9,548 Shares of the Unissued Share Consideration will be released and disbursed to ZHANG Qing; and

                     (b)      All of the Buyer Shares issuable under Section 1.2(c) and Section 1.3 of the Agreement shall be allocated among the Sellers according to the ratio set out below:

Sellers	Ratio
Sound Winner Investments Limited	34%
Newest Sino Holdings Limited	21%
Jolly Win Holdings Limited	5%
Joy King Holdings Limited	5%
Ocean Times Investments Limited	28.13%
Energetic Holdings Limited	2.73%
Wealth Creation Investments	3.79%
Limited
ZHANG Qing	0.35%

           (3)     If the Company (or if the Closing occurs on or before December 31, 2008, the Surviving Company), on a consolidated basis, achieves or exceeds the After-Tax Profits of RMB 154,000,000 (but less than RMB 198,000,000) for the fiscal year ending December 31, 2008,

                     (a)      1,082,050 Shares of the Unissued Share Consideration will be released and disbursed to Sound Winner Investments Limited, and 449,013 Shares of the Unissed Share Consideration will be released and disbursed to Ocean Times Investments Limited, and 55,095 Shares of the Unissued Share Consideration will be released and disbursed to Wealth Creation Investments Limited, and the remaining 5,092 Shares of the Unissued Share Consideration will be released and disbursed to ZHANG Qing; and

                     (b)      All of the Buyer Shares issuable under Section 1.2(c) and Section 1.3 of the Agreement shall be allocated among the Sellers according to the ratio set out below:

Sellers	Ratio
Sound Winner Investments Limited	41%
Newest Sino Holdings Limited	21%
Jolly Win Holdings Limited	5%
Joy King Holdings Limited	5%
Ocean Times Investments Limited	21.96%
Energetic Holdings Limited	2.73%
Wealth Creation Investments	3.03%
Limited
ZHANG Qing	0.28%

           (4)     If the Company (or if the Closing occurs on or before December 31, 2008, the Surviving Company), on a consolidated basis, achieves or exceeds the After-Tax Profits of RMB 198,000,000 for the fiscal year ending December 31, 2008,

                     (a)      All of the Shares of the Unissued Share Consideration will be released and disbursed to Sound Winner Investments Limited; and

                     (b)      All of the Buyer Shares issuable under Section 1.2(c) and Section 1.3 of the Agreement shall be allocated among the Sellers according to the ratio set out below:

Sellers	Ratio
Sound Winner Investments Limited	49%
Newest Sino Holdings Limited	21%
Jolly Win Holdings Limited	5%
Joy King Holdings Limited	5%
Ocean Times Investments Limited	14.91%
Energetic Holdings Limited	2.73%
Wealth Creation Investments	2.16%
Limited
ZHANG Qing	0.2%

EXHIBIT C

DISCLOSURE SCHEDULE

EXHIBIT D

ENGLISH TRANSLATION OF SERVICE AGREEMENT

This agreement (this “Agreement”) is entered into on May 17, 2008 by and between:

(1)

Beijing Xin Lian Hua You Consultancy Co., Ltd (hereinafter referred to as “Xin Lian Hua You”) , a wholly foreign owned enterprise with limited liability which is incorporated and established in Beijing China, with its registered address at Room 2202, 3rd Unit, 69, West Beichen Road, Chaoyang District, Beijing; and

(2)

Beijing Union Insurance Broker Co., Ltd (hereinafter referred to as “UIB”) , a limited liability company incorporated and established in Beijing China, with its registered address at Room 1906, 19th floor, C, Yihe Yangguang Plaza, 12, East Tucheng Road, Beijing.

Xin Lian Hua You and UIB are individually referred to as a “Party” and collectively referred to as the “Parties”.

Whereas :

A

Xin Lian Hua You is an enterprise primarily providing consulting services, management services, business consulting and network technology services and possessing the relevant business experience and resources.

B	UIB is an enterprise providing insurance brokerage services.

C

In accordance with the terms and conditions of this Agreement, UIB wishes to entrust Xin Lian Hua You to provide the services set forth under this Agreement, Xin Lian Hua You agrees to provide such services to UIB.

Therefore, after friendly negotiations between the Parties, the Parties have reached the following agreement:

1. Definitions and Interpretations

1.1	Except as otherwise required by the context, when used in this Agreement, these terms shall have the following meanings:

“This Agreement”	refers to the main body of this Agreement and its annexes (if any) ;

“Date of signature”	refers to the date of execution of this Agreement as written above;

“Business of UIB”	refers to the insurance broker business carried out by UIB and other business that could be carried out by UIB ;

“Service”	refers to the service provided by Xin Lian Hua You to UIB in accordance with Article 2 of this Agreement ;

“Term of Service”	refers to the time limit during which Xin Lian Hua You shall provide the service to UIB as provided for under Article 3 of this Agreement;

“Service Fees”	refers to the fees to be paid by UIB to Xin Lian Hua You as provided for under Article 4 of this Agreement;

“RMB”	refers to the legal currency of China;

“Working Day”	refers to any day except Saturday, Sunday, official holidays or the date on which the banks in China are closed;

“China”	refers to the People’s Republic of China, excluding (as far as this Agreement is concerned) the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan;

“Chinese Law”
refers to the laws, regulations, rules or other binding documents which are currently in effect in China, as well as the Chinese laws, regulations, rules or other binding documents which are implemented from time to time in the future.

2.	Scope of Services

2.1	Xin Lian Hua You agrees to provide, in accordance with the Agreement and during the Term of Service, the following services to UIB:

	(a)	Conducting the market research and providing marketing-related consulting services to UIB;

	(b)	Providing the consulting service and support with regard to the development of new insurance products;

(c)

Providing the consulting service and support with regard to the labor and employment matters of UIB, including but not limited to the design and implementation of the training and evaluation programs for UIB’s business personnel, administrative personnel and management personnel, assisting in the establishment of a sound human resource management system and proper allocation of human resources;

	(d)	Providing management-related consulting service and support and assisting UIB in the introduction of advanced management concept and models;

(e)	Providing the telephone call center services and technical support consulting services, as needed by UIB;

(f)	Providing the consulting services relating to customer data collection and statistical analysis and the construction and maintenance of relevant databases, as needed by UIB;

(g)	Providing the services for the construction and maintenance of the information networks and the network security services;

(h)	Providing the software and relevant technical support services as needed by UIB;

(i)	Such other services as may be agreed between UIB and Xin Lian Hua You.

3.	Term of Service

3.1

The Term of Service during which Xin Lian Hua You shall provide the Services is ten (10) years, starting from the execution date hereof, which shall automatically renew for successive ten (10) year periods, unless Xin Lian Hua You notifies UIB of its intention not to renew at least ninety (90) days prior to the expiration of the initial or renewal Term of Service.

4.	Service Fees

4.1

UIB agrees to pay the Service Fees for the Services provided by Xin Lian Hua You in accordance with the terms of this Agreement. The Service Fees shall be calculated based on the market price in light of the particulars of the Services provided by Xin Lian Hua You and the timing of such Services.

4.2	UIB shall timely pay the Service Fees to Xin Lian Hua You in the manner and at the time designated by Xin Lian Hua You.

5.	Representations, Warranties and Covenants of the Parties

5.1	Each Party represents and warrants to the other Party that as of the execution date of this Agreement:

(a)

Such Party is an entity with legal person status, duly organized and validly existing, and has the full power and authority to enter into this Agreement and to perform its obligations hereunder. All action, corporate or otherwise, necessary to be taken by the board of directors or comparable governing body of such Party to authorize the execution, delivery and performance of this Agreement has been duly and validly taken. This Agreement, when executed and delivered, will constitute the valid and binding obligations of such Party, enforceable against such Party in accordance with its terms;

(b)

The execution, delivery and performance of this Agreement by such Party will not (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the business license, articles of association, permits, government approval for its incorporation, agreements concerning its incorporation or any other charter documents of such Party, or (B) any Chinese Laws or other laws and regulations to or by which such party is subject or bound, or (C) any contracts or other documents to which such Party is a party or to or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any person the right to create, any lien or encumbrance upon the assets of such Party; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contracts or other documents to which such Party is a party or to or by which it (or any of its properties or assets) is subject or bound; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permits applicable to such Party;

(c)

No lawsuit, arbitration or other judicial or administrative proceeding is pending that would affect such Paty’s ability to perform its obligations under this Agreement, and to its knowledge, no such proceeding is threatened; and

(d)

Such Party has disclosed to the other Party all contracts, government approvals, permits or other documents to which such party is a party or to or by which it (or any of its properties, assets or business) is subject or bound, which may have a material adverse effect on its ability to fully perform its obligations under this Agreement, and the documents provided by such Party to the other Party does not contain any inaccurate statement of or omit to state any material fact.

5.2	UIB further covenants to Xin Lian Hua You that is shall:

	(a)	Pay the Service Fees in a timely manner to Xin Lian Hua You in accordance with the terms of this Agreement.

	(b)	During the Term of Service :

		(i)	Continuously maintain the validity of its business licenses, permits and qualifications; and

		(ii)	Actively cooperate with Xin Lian Hua You in the provision of the Services, adopt the reasonable advice and proposals presented by Xin Lian Hua You for UIB’s business.

5.3

During the Term of Service, without the prior written consent of Xin Lian Hua You, UIB shall not accept any services provided by any party other than Xin Lian Hua You, which are identical or similar to the Services under Article 2.1 of this Agreement.

5.4	Each Party warrants to the other Party that such Party shall sign all documents, and take all actions, that are necessary and appropriate in order to perform and achieve the purpose of this Agreement.

6.	Other Fees

6.1

Except as otherwise provided herein, each Party shall be separately responsible for the fees and expenses incurred by such Party in connection with the drafting, negotiation, execution and performance of this Agreement.

7.	Confidentiality

7.1

Prior to and during the term of this Agreement, a Party (“Disclosing Party”) may have disclosed or may disclose certain confidential information to the other Party (“Recipient”) from time to time. The Recipient shall keep confidential such confidential information and shall not use such confidential information for any purposes other than those specifically provided for under this Agreement. The foregoing confidentiality obligation shall not apply to the information: (a) that was already in the Recipient’s possession prior to such disclosure, as demonstrated by documentation prepared prior to such disclosure; (b) that has entered the public domain through no breach of this Agreement by the Recipient; and (c) that was obtained by the Recipient from a third party who did not commit a breach of confidence with respect to such information.

7.2	The confidentiality obligations set forth above shall continue and survive the termination of this Agreement.

8.	Force Majeure

8.1

“Force Majeure” shall mean the unforeseeable, unavoidable and insurmountable events which prevent a Party from partially or fully performing this Agreement. Such events include but are not limited to earthquakes, typhoons, floods, fires, wars, strikes, riots, governmental acts, change to laws and regulations or their application.

8.2

If an event of Force Majeure occurs, the obligation of the impacted Party shall forthwith suspend during the period of delay caused by such Force Majeure, the performacne period of the impacted Party shall be extended for a period of equal length, and no penalty or liablity shall be imposed upon the impacted Party. If an event of Force Majeure occurs, the Parties shall immediately negotiate to seek a fair solution and make all reasonable efforts to minimize the impact of the Force Majeure.

9.	Liabilities for Breach of Contract

9.1	Except as otherwise provided herein, if a Party (“Party in Breach”) fails to perform a certain obligation hereunder or otherwise breaches this Agreement, the other Parties (“Harmed Party”) may:

(a) Serve a written notice to the Party in Breach stating the nature and scope of the breach and demanding the Party in Breach to cure such breach at its own expense within a reasonable period of time as specified therein (“Cure Period”) (which shall not be available if any representation or warranty made by the Party in Breach under Article 7 is untrue or inaccurate at the time when it was made); and

(b)

If the Party in Breach fails to cure the breach during the Cure Period (or if there is no Cure Period, then at any time after such breach), the Harmed Party is entitled to demand that the Party in Breach assume all liabilities resulting therefrom, and compensate the Harmed Party for all economic losses actually incurred by the Harmed Party in connection therewith, including, without limitation, all attorneys’ fees and litigation and arbitration expenses relating thereto. The Harmed Party shall also be entitled to request that the court or arbitration panel order specific performance and/or compulsory enforcement of this Agreement. The remedies provided hereunder to the Harmed Party shall not affect the right of the Harmed Party to seek any other remedy provided by law.

10.	Effectiveness

10.1	This Agreement shall come into force from the execution date hereof.

11.	Governing Law and Settlement of Dispute

11.1	The validity, interpretation, performance and resolution of dispute of this Agreement shall be governed by Chinese Laws.

11.2

All the disputes arising out of the execution and performance of this Agreement shall be resolved through friendly negotiations. In the event that any dispute is not resolved by friendly consultations within thirty (30) days after the date such dispute arises, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in force. The arbitration award shall be final and binding on both Parties.

11.3	Except for the matters in dispute, the Parties shall continue to perform the other provisions of this Agreement pending the resolution of the dispute.

12.	Miscellaneous Provisions

12.1

During the Service Term under this Agreement, without the prior written consent of the other Party, neither Party shall partially or fully transfer its rights and obligations under this Agreement to a third party, provided that Hua Tian Li He may transfer all or any of its rights and/or obligations hereunder to any of its affiliates.

12.2

If, in accordance with Chinese Law, any provision under this Agreement becomes invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect. When any provision is determined to be invalid, illegal or unenforceable, the Parties to this Agreement shall negotiate in good faith to amend this Agreement and achieve, in a mutually acceptable method and to the extent possible, the original purpose of the Parties .

12.3

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior consultations, negotiations and agreements among the Parties with respect to such subject matter.

12.4

A Party’s failure to exercise or delay in exercising a certain right hereunder shall not constitute a waiver thereof, and the exercise or partial exercise of a certain right by a Party shall not preclude such Party from exercising such right in the future.

12.5	This Agreement shall be binding on the Parties and their lawful successors and assignees.

12.6	Headings of all paragraphs are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

12.7	Unless otherwise provided in this Agreement, references to “Articles”, “Paragraphs” and “Annexes” are references to “Articles”, “Paragraphs” and “Annexes” hereof.

12.8

Any notice or written letter (including but not limited to the written letter or notice under this Agreement) served by a Party to the other Party shall be sent via mail pr facsimile in a timely manner. A notice or written letter, if sent via mail, shall be deemed received as of the 3rd Working Day after the date of delivery, and, if sent via facsimile, shall be deemed to received as of the first Working Day after the date of delivery. All notices and letters shall be sent to the following address, unless a Party informs the other Party in writing of a change to such address.

To Xin Lian Hua You
Contact person:	SHOU Dongcheng
Address:	Room 2202, 3rd Unit, 69, West Beichen Road, Chaoyang District,
Beijing, China 100029
Fax::	(86-10) 64489596

To UIB
Contact person:	CHEN Xiaoping
Address:	Room 1906, 19th floor, C, Yihe Yangguang Plaza, 12, East
Tucheng Road, Beijing, China 100013
Fax:	(86-10) 64489408

12.9	The Parties may execute supplementary agreements in relation to this Agreement and relevant affairs.

12.10	This Agreement is written in the Chinese language in two original copies, one for each Party. The Parties may execute duplicate copies of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Beijing Xin Lian Hua You Consultancy Co., Ltd

By:       /s/ SUN Gang
Name: SUN Gang
Title: Authorized Representative

Beijing Union Insurance Broker Co., Ltd

By: /s/ CHEN Xiaoping
Name: CHEN Xiaoping
Title: Chairman of the Board

EXHIBIT E

ENGLISH TRANSLATION OF EQUITY PLEDGE AGREEMENT

This agreement (this “Agreement”) is entered into on May 24, 2008 by and among:

(1)

Beijing Xin Lian Hua You Consultancy Co., Ltd (hereinafter referred to as “Xin Lian Hua You”) , a wholly foreign owned enterprise with limited liability which is incorporated and established in Beijing China, with its registered address at Room 2202, 3rd Unit, 69, West Beichen Road, Chaoyang District, Beijing;

(2)

Beijing Hua Tian Li He Investment and Management Co., Ltd (hereinafter referred to as “Hua Tian Li He”) , a limited liability company incorporated and established in Beijing, China, with its registered address at Industrial Zone, Ma Fang Town, Ping Gu District, Beijing ;

(3)

Shanghai Tian Shi Investment Co., Ltd (hereinafter referred to as “Tian Shi”) , a limited liability company incorporated and established in Shanghai, China, with its registered address at Room 101, 400, Pu Dian Road, Pudong District, Shanghai;

(4)

Beijing Dian Wei Investment Co., Ltd (hereinafter referred to as “Dian Wei”) , a limited liability company incorporated and established in Beijing, China, with its registered address at Room B1707, Fukai Plaza, 19, Financial Street, Xicheng District, Beijing; Hua Tian Li He, Tian Shi and Dian Wei are collectively referred to as the “Shareholders” and individually as a “Shareholder”)

(5)

Beijing Union Insurance Broker Co., Ltd (hereinafter referred to as “UIB”) , a limited liability company incorporated and established in Beijing China, with its registered address at Room 1906, 19th floor, C, Yihe Yangguang Plaza, 12, East Tucheng Road, Beijing.

Xin Lian Hua You, the Shareholders and UIB are individually referred to as a“Party” and collectively referred to as the “Parties”.

Whereas :

A.	Hua Tian Li He, Tian Shi and Dian Wei are the shareholders of the UIB, holding 75%, 20% and 5% of the equity interests of UIB respectively.

B.	On May 17, 2008, Xin Lian Hua You and UIB entered into the Service Agreement (together with any supplements or amendments thereof, the “Service Agreement”).

C.	On May 24, 2008, Xin Lian Hua You, the Shareholders and UIB entered into the Voting Rights Proxy Agreement (the “Proxy Agreement”).

D.

On May 24, 2008, Xin Lian Hua You, the Shareholders and UIB entered into the Exclusive Purchase Option Agreement (the “Option Agreement”) (the Service Agreement, Proxy Agreement, Option Agreement and this Agreement are collectively referred to as “Transaction Documents”).

E.

Each Shareholder agrees to pledge 100% of the equity interests of UIB it holds to Xin Lian Hua You, as a security for the performance of all the Contract Obligations (as defined in Article 1.1); Xin Lian Hua You agrees to accept such equity pledge provided by the Shareholders.

Therefore, the Parties have reached the following agreement:

1.	Pledge

1.1

Each Shareholder herby pledges 100% of the equity interest of UIB (hereinafter referred to as “Pledged Equity”) held by such Shareholder to Xin Lian Hua You, to secure the full and complete performance of Contract Obligations. The “Contract Obligations” as used in this Agreement shall mean all contractual obligations and liabilities on the part of the Shareholders under Proxy Agreement, Option Agreement and this Agreement, and all contractual obligations and liabilities on the part of UIB under the Transaction Documents.

1.2

The security provided by way of pledge of the Pledged Equity shall cover all service fees and its interests, liquidated damages (if any), compensation under the Transaction Documents to which Xin Lian Hua You is entitled and all fees and expenses incurred in connection with the enforcement of the right as the pledgee (including but not limited to the attorneys fees, arbitration fees, and the appraisal and auction fees for the Pledged Equity).

1.3

The Shareholders and UIB agree to register, within 3 days after the execution of this Agreement, the pledge of the Pledged Equity as provided hereunder on the shareholder’s list of UIB, and send the original of such shareholder’s list to Xin Lian Hua You.

1.4

The Shareholders and UIB agree to use their best efforts to complete the registration of the pledge provided hereunder with the industrial and commercial administrative authority and to use their best efforts to maintain the validity of the pledge registration.

2.    Exercise of the Pledgee’s Right

2.1

In the event of any breach or default of Contract Obligations, Xin Lian Hua You shall be entitled to dispose of all or any part of the Pledged Equity held by any Shareholder (whether or not such Shareholder has breached Contractual Obligations), and shall have the priority to receive from the proceeds of such disposal the fees and expenses as provided under Article 1.2.

2.2	The Shareholders shall not interfere with Xin Lian Hua You’s exercise of the pledgee’s rights in accordance with the foregoing provisions of this Agreement and shall actively provide necessary assistance to Xin Lian Hua You for the successful exercise of the pledgee’s rights.

2.3

If the proceeds from the disposal of the Pledged Equity pursuant to Article 2.1 are insufficient to pay all the fees and expenses provided under Article 1.2, the Shareholders have the obligation to pay the remaining amount, and any proceeds remaining after the payment of all of the fees and expenses provided under Article 1.2 shall be returned to the Shareholders.

3.   Proceeds of the Pledged Equity

3.1

During the term of this Agreement, Xin Lian Hua You shall be entitled to receive all proceeds (if any) resulting from the Pledged Equity, including but not limited to the bonus, dividend and other returns on the Pledged Equity.

4.   Representations, Warranties and Undertakings

4.1	Each Shareholder represents, warrants and undertakes to Xin Lian Hua You as follows :

	(1)	The Shareholders has full power and authority to enter into this Agreement and to perform its obligations hereunder; from the execution date, this Agreement will be binding upon such Shareholder;

(2)

The Shareholder is the lawful holder of the Pledged Equity, has the right to pledge the Pledged Equity to Xin Lian Hua You; Xin Lian Hua You will not face any obstacle from a legal or practical perspective in its exercise of the pledgee’s rights.

(3)

The execution, delivery and performance of the agreement by each of the Shareholders will not (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the business license, articles of association, permits, government approval for its incorporation, agreements concerning its incorporation or any other charter documents of such Shareholder, or (B) any laws and regulations to or by which such Shareholder is subject or bound, or (C) any contracts or other documents to which such Shareholder is a party or to or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any person the right to create, any lien upon the assets of such Shareholder; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contracts or other documents to which such Shareholder is a party or to or by which it (or any of its properties or assets) is subject or bound; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permits applicable to such Shareholder.

	(4)	At the date this Agreement becomes effective, the Pledged Equity is not subject to any mortgage, pledge or security interest in any other form, priority right, statutory lien, property preservation measure, quarantine, trusteeship, leasing right, options or encumbrances in other form (collectively referred to as “Encumbrances”).

(5)	Without the prior written consent of Xin Lian Hua You, the Shareholders shall not:

	(a)	Transfer or otherwise dispose of the Pledged Equity;

	(b)	Directly or indirectly cause or permit the existence of any Encumbrance on the Pledged Equity.

(6)

Without the prior written consent of Xin Lian Hua You, the Shareholders shall not take any action which leads or may lead to the reduction of the value of the Pledged Equity or impairs the validity of the pledge under this Agreement. The Shareholders further warrants that during the term of this Agreement, the operations of UIB comply in all material respects with the requirements of Chinese law and the Shareholders will maintain the validity of all business licenses, permits authorizations and qualifications of UIB.

(7)

If Xin Lian Hua You needs any legal documents such as relevant certificates, licenses, permits and authorizations in order to dispose of the Pledged Equity in accordance with this Agreement, the Shareholders shall unconditionally provide or cause to be provided such documents and shall facilitate such disposal of the Pledged Equity. The Shareholders covenant that, if the Pledged Equity is to be transferred to Xin Lian Hua You or its designated beneficiary, the Shareholders and/or UIB will unconditionally perform all formalities as required by laws to ensure that Xin Lian Hua You or its designated beneficiary lawfully obtains the equity interests of UIB, including but not limited to issuing the relevant certificates, executing the equity transfer agreement and other relevant documents.

5.   Effectiveness

5.1     This Agreement shall come into force from the execution date of this Agreement.

6.   Liabilities for Breach of Contract

6.1	Except as otherwise provided herein, if a Party (“Party in Breach”) fails to perform a certain obligation hereunder or otherwise breaches this Agreement, the other Parties (“Harmed Party”) may:

(1)

Serve a written notice to the Party in Breach stating the nature and scope of the breach and demanding the Party in Breach to cure such breach at its own expense within a reasonable period of time as specified therein (“Cure Period”); and

(2)

If the Party in Breach fails to cure the breach during the Cure Period, the Harmed Party is entitled to demand that the Party in Breach assume all liabilities resulting therefrom, and compensate the Harmed Party for all economic losses actually incurred by the Harmed Party in connection therewith, including, without limitation, all attorneys’ fees and litigation and arbitration expenses relating thereto. The Harmed Party shall also be entitled to request that the court or arbitration panel order specific performance and/or compulsory enforcement of this Agreement. The remedies provided hereunder to the Harmed Party shall not affect the right of the Harmed Party to seek any other remedy provided by law.

7.	Governing Law and Settlement of Disputes

7.1	The execution, effectiveness, interpretation and resolution of disputes of this Agreement shall be governed by PRC law.

7.2

All the disputes arising out of the execution and performance of this Agreement shall be resolved through friendly negotiations. In the event that any dispute is not resolved by friendly consultations within thirty (30) days after the date such dispute arises, any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in force. The arbitration award shall be final and binding on the Parties.

7.3	Except for the matters in dispute, the Parties shall continue to perform the other provisions of this Agreement pending the resolution of the dispute.

8.	Confidentiality

8.1

Prior to and during the term of this Agreement, a Party (“Disclosing Party”) may have disclosed or may disclose certain confidential information to the other Party (“Recipient”) from time to time. The Recipient shall keep confidential such confidential information and shall not use such confidential information for any purposes other than those specifically provided for under this Agreement. The foregoing confidentiality obligation shall not apply to the information: (a) that was already in the Recipient’s possession prior to such disclosure, as demonstrated by documentation prepared prior to such disclosure; (b) that has entered the public domain through no breach of this Agreement by the Recipient; and (c) that was obtained by the Recipient from a third party who did not commit a breach of confidence with respect to such information.

8.2	The confidentiality obligations set forth above shall continue and survive the termination of this Agreement.

9.	Force Majeure

9.1

“Force Majeure” shall mean the unforeseeable, unavoidable and insurmountable events which prevent a Party from partially or fully performing this Agreement. Such events include but are not limited to earthquakes, typhoons, floods, fires, wars, strikes, riots, governmental acts, change to laws and regulations or their application.

9.2	If an event of Force Majeure occurs, the obligation of the impacted Party shall forthwith suspend during the period of delay caused by such Force Majeure, the performacne period of the impacted Party shall be extended for a period of equal length, and no penalty or liablity shall be imposed upon the impacted Party. If an event of Force Majeure occurs, the Parties shall immediately negotiate to seek a fair solution and make all reasonable efforts to minimize the impact of the Force Majeure.

10.	Miscellaneous Provisions

10.1	After this Agreement becomes effective, without the written consent of all the Parties, no Party shall unilaterally amend or modify this Agreement.

10.2

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior consultations, negotiations and agreements among the Parties with respect to such subject matter.

10.3

A Party’s failure to exercise or delay in exercising a certain right hereunder shall not constitute a waiver thereof, and the exercise or partial exercise of a certain right by a Party shall not preclude such Party from exercising such right in the future.

10.4

During the term of this Agreement, no Party shall transfer part or all of its rights or obligations hereunder to any third party without the prior written consent of the other Parties, provided that Xin Lian Hua You may transfer all or any of its rights and/or obligations hereunder. This Agreement shall be binding on the Parties and their lawful successors and assignees.

10.5	Headings of all paragraphs are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

10.6	Unless otherwise provided, references to “Articles”, “Paragraphs” and “Annexes” are references to “Articles”, “Paragraphs” and “Annexes” of this Agreement.

10.7

Any notice or written letter (including but not limited to the written letter or notice under this Agreement) served by a Party to the other Party shall be sent via mail pr facsimile in a timely manner. A notice or written letter, if sent via mail, shall be deemed received as of the 3rd Working Day after the date of delivery, and, if sent via facsimile, shall be deemed to received as of the first Working Day after the date of delivery. All notices and letters shall be sent to the following address, unless a Party informs the other Party in writing of a change to such address.

To Xin Lian Hua You
Contact person:	SHOU Dongcheng
Address:	Room 2202, 3rd Unit, 69, West Beichen Road, Chaoyang District,
Beijing, China 100029
Fax::	(86-10) 64489596

To the Shareholders
Address:	Room 1906, 19th floor, C, Yihe Yangguang Plaza, 12, East

Tucheng Road, Beijing, China 100013
Fax:	(86-10) 64489408

To UIB
Contact person:	CHEN Xiaoping
Address:	Room 1906, 19th floor, C, Yihe Yangguang Plaza, 12, East
Tucheng Road, Beijing, China 100013
Fax:	(86-10) 64489408

10.8	This Agreement is written in the Chinese language in five original copies, one for each Party. The Parties may execute duplicate copies of this Agreement.

(The remainder of this page is intentionally left blank.)

[This page is the signature page of the “Equity Pledge Agreement”]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Beijing Xin Lian Hua You Consulting Co., Ltd

By:       /s/ SUN Gang
Name: SUN Gang
Title: Authorized Representative

Beijing Hua Tian Li He Investment and Management Co., Ltd

By:       /s/ CHEN Xiaoping
Name: CHEN Xiaoping
Title: Chairman of the Board

Shanghai Tian Shi Investment Co., Ltd

By:       /s/ FENG Hongyan
Name: FENG Hongyan
Title: Authorized Representative

Beijing Dian Wei Investment Co., Ltd

By:    /s/ CHEN Xiaoping
Name: CHEN Xiaoping
Title: Authorized Representative

Beijing Union Insurance Broker Co., Ltd

By:    /s/ CHEN Xiaoping
Name: CHEN Xiaoping
Title: Chairman of the Board

EXHIBIT F

ENGLISH TRANSLATION
OF
EXCLUSIVE PURCHASE OPTION AGREEMENT

This agreement (this “Agreement”) is entered into on May 24, 2008 by and among:

(1)

Beijing Xin Lian Hua You Consultancy Co., Ltd. (hereinafter referred to as “Xin Lian Hua You”) , a wholly foreign owned enterprise with limited liability which is incorporated and established in Beijing China, with its registered address at Room 2202, 3rd Unit, 69, West Beichen Road, Chaoyang District, Beijing;

(2)

Beijing Hua Tian Li He Investment Management Co., Ltd.(hereinafter referred to as “Hua Tian Li He”), a limited liability company incorporated and established in Beijing, China, with its registered address at Industrial Zone, Ma Fang Town, Ping Gu District, Beijing;

(3)

Shanghai Tian Shi Investment Co, Ltd. (hereinafter referred to as “Tian Shi”), a limited liability company incorporated and established in Shanghai, China, with its registered address at Room 101, 400, Pu Dian Road, Pudong District, Shanghai;

(4)

Beijing Dian Wei Investment Co., Ltd. (hereinafter referred to as “ Dian Wei”), a limited liability company incorporated and established in Beijing, China, with its registered address at Room B1707, Fukai Plaza, 19, Financial Street, Xicheng District, Beijing; (Hua Tian Li He, Tian Shi and Dian Wei are collectively referred to as “Shareholders” and individually as a “Shareholder”)

(5)

Beijing Union Insurance Broker Co., Ltd (hereinafter referred to as “UIB”), a limited liability company incorporated and established in Beijing China, with its registered address at Room 1906, 19th floor, C, Yihe Yangguang Plaza, 12, East Tucheng Road, Beijing.

Xin Lian Hua You, the Shareholders and UIB are individually referred to as a “Party” and collectively referred to as the “Parties”.

Whereas:

A.	Hua Tian Li He, Tian Shi and Dian Wei are the shareholders of the UIB, holding 75%, 20% and 5% of the equity interest of UIB respectively.

B.	On May 17, 2008, Xin Lian Hua You and UIB entered into the Service Agreement (together with any supplement or amendment thereto, hereinafter referred to as “Service Agreement”).

1

C.

On May 24, 2008, Xin Lian Hua You, the Shareholders and UIB executed an Equity Pledge Agreement (hereinafter referred to as the “Equity Pledge Agreement”), pursuant to which the Shareholders agree to pledge all equity interests of UIB they hold to Xin Lian Hua You.

Therefore, the Parties have reached the following agreement :

1.           Grant of Rights

1.1

Each Shareholder hereby irrevocably grants Xin Lian Hua You a right (“Equity Purchase Right”), pursuant to which, to the extent permitted by Chinese law (including any laws, regulations, rules, notices, interpretations and any other binding document promulgated by any central or local legislative, administrative or judicial authorities, whether prior to or after the execution of this Agreement, “Chinese Law”), during the term of this Agreement, Xin Lian Hua You may from time to time purchase or designate one person or several persons (“Designated Persons”) to purchase from such Shareholder all or part of UIB’s equity interests (“Purchased Equity Interests”) held by such Shareholder for the price set forth in Article 3 hereof, in accordance with such exercise procedures as may be determined by Xin Lian Hua You in its discretion).

1.2

Without Xin Lian Hua You’s prior written consent, the Shareholder shall not sell, transfer or otherwise dispose of, or grant any third party the right to purchase, all or any part of Purchased Equity Interests. UIB hereby consents to the grant of the Equity Purchase Right by the Shareholders to Xin Lian Hua You. The term “Person” as used in this Agreement shall include natural persons, legal persons or other non legal person entities.

2.            Exercise of Rights

2.1

Xin Lian Hua You shall exercise its Equity Purchase Right in accordance with the Chinese Law. Xin Lian Hua You is entitled to decide, at its sole discretion, the time, method and frequency with respect to the exercise of the Equity Purchase Right.

2.2

If Xin Lian Hua You exercises its Equity Purchase Right, in order to ensure the equity transfer in full compliance, substantively and procedurally, with this Agreement and relevant laws, the Shareholders and UIB covenant to jointly or individually take the following actions:

	(1)	Xin Lian Hua You shall send a notice to the Shareholders and UIB (“Equity Purchase Notice”) in the form and substance as set forth in Annex A.

2

(2)

Within 7 business days after the receipt of the Equity Purchase Notice by the Shareholders and UIB, the Shareholders and UIB shall prepare and execute all the necessary documents relating to the transfer of the Purchased Equity Interests. If necessary, the Shareholders and UIB shall execute an Equity Transfer Agreement in the form as set forth in Annex B (“Equity Transfer Agreement”), or in the form and substance as otherwise required by Chinese Law and regulations. Each of the Shareholders shall execute and deliver to Xin Lian Hua You a power of attorney in the form and substance as set forth in Annex C, authorizing the Persons designated by Xin Lian Hua You as a representative of such Shareholder to execute and deliver the Equity Transfer Agreement and such other documents as provided for under this Agreement.

(3)

Unless the Parties agree otherwise, the closing of the transfer of the Purchased Equity Interests shall not be later than the fifteenth business day after the receipt of the Equity Purchase Notice by the Shareholders and UIB.

(4)

The Shareholders and UIB shall take all necessary actions to go through and accomplish without delay the approval and registration procedures necessary to effectively register the Purchased Equity Interests under Xin Lian Hua You’s name.

(5)

The Shareholders and UIB shall take all necessary actions to ensure that the transfer of the Purchased Equity Interests is not interfered with, either substantively or procedurally. Apart from the conditions expressly set forth under this Agreement, the Shareholders and UIB shall not set up any barriers or impose any restrictive conditions for the transfer of the Purchased Equity Interests.

3. Transfer Price

3.1

If the time of Xin Lian Hua You exercising the Equity Purchase Right, the purchase price for the Purchased Equity Interests shall be the lowest price permitted under Chinese Law at the time of such purchase.

3.2

All taxes, fees and expenses incurred in connection with the transfer of the Purchased Equity Interests shall be the responsibility of the respective Parties in accordance with the requirements of Chinese Law.

4. Representations and Warranties

4.1     UIB hereby represents and warrants that,

3

(1)

Without Xin Lian Hua You’s prior written consent, it shall not supplement or amend or modify its articles of association in any manner, nor shall it increase or decrease its registered capital or change the structure of the registered capital in any manner;

	(2)	It will maintain its existence, prudently and effectively conduct its business operations according to good financial and business standards and practices;

(3)

Without Xin Lian Hua You’s prior written consent, it shall not transfer, mortgage or otherwise dispose of the lawful rights and interests to any assets, business or revenues of UIB at any time after the execution date hereof, nor shall it permit the existence of any security interest over such rights and interests;

(4)

It shall not incur or allow UIB to incur any liabilities, except (i) those liabilities incurred in the ordinary course of business (but not through loan), and (ii) those liabilities that have been disclosed to Xin Hua Lian You and agreed to by Xin Lian Hua You in writing;

	(5)	It shall operate the entire business in the ordinary course of business, maintain the value of the assets of UIB;

	(6)	Without Xin Lian Hua You’s prior written consent, it shall not provide any loans or any guarantee to any person;

	(7)	At Xin Lian Hua You’s request, it shall provide Xin Lian Hua You with all information regarding UIB’s business operation and financial condition;

	(8)	Without Xin Lian Hua You’s prior written consent, it shall not merge or enter into alliance with any Person, nor shall it acquire, or be acquired by, or invest in any Person;

(9)

Without Xin Lian Hua You’s prior written consent, it shall not distribute in any manner to the Shareholders any bonus, dividend or other returns from the equity interests of UIB held by the Shareholders.

4.2	The Shareholders undertake and warrant that:

(1)

Without Xin Lian Hua You’s prior written consent, at any time from the execution date of this Agreement, they shall not sell, transfer, mortgage or otherwise dispose of any equity interests of UIB it holds, nor shall it permit the existence of any encumbrances on such rights and interests;

4

(2)

Without Xin Lian Hua You’s prior written consent, they shall not approve the joint venture or alliance of UIB with any person, or its merger or acquisition of or by any person, or investment in any Person;

	(3)	they shall vote at the shareholders’ meeting of UIB to approve the transfer of the Purchased Equity Interests provided for under the agreement;

(4)

Prior to the transfer of the equity interests to Xin Lian Hua You, in order to maintain the ownership of the equity interests, they undertake to execute all documents, take all actions, make all claims to third parties, and defend all claims by third parties, as are necessary or appropriate to maintain the ownership of the equity interests;

	(5)	Upon request by Xin Lian Hua You, they shall nominate or appoint the persons appointed by Xin Lian Hua You as directors and senior management of UIB;

(6)

At the request of Xin Lian Hua You at any time, they shall promptly transfer the equity interests of UIB they hold to Xin Lian Hua You and/or the designated person and waive the pre-emptive right over the equity interests of UIB;

(7)

They shall strictly comply with the provisions of this Agreement and other agreements collectively or individually executed by the Parties to this Agreement, fully perform its obligations hereunder or thereunder, and will not commit any act or omission which may affect the validity or enforceability hereof or thereof.

4.3	The Shareholders and UIB undertake and warrant jointly and severally to Xin Lian Hua You that, on the execution date of this Agreement and at the time of each purchase of the equity interests:

(1)

They have the power and capacity to execute and perform this Agreement, and to execute, in accordance with this Agreement, any Equity Transfer Agreement. Upon execution, this Agreement and the Equity Transfer Agreement will constitute valid and binding obligations of such Parties, enforceable against such Parties according to their terms;

(2)

The execution, delivery and performance of this Agreement by each of the Shareholders and UIB will not (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the business license, articles of association, permits, government approval for its incorporation, agreements concerning its

5

incorporation or any other charter documents of such Party, or (B) any laws to or by which such Party is subject or bound, or (C) any contracts or other documents to which such party is a party or to or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any person the right to create, any lien or encumbrance upon the assets of such Party; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contracts or other documents to which such party is a party or to or by which it (or any of its properties or assets) is subject or bound; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permits applicable to such Party;

(3)	The Shareholders lawfully and effectively own the equity interests of UIB. Except for the Equity Pledge Agreement, the Shareholders have not created any encumbrance on the equity interests of UIB.;

(4)	No lawsuit, arbitration or administrative proceeding is pending or threatened with respect to the equity interests or assets of UIB.

5. Effectiveness and Term

5.1	This Agreement becomes effective from the execution date hereof.

5.2

This Agreement shall take effect as of the execution date and will remain in force until terminated by all the Parties in writing or, if earlier, until all of the equity interests held by the Shareholders in UIB have been lawfully and effectively transferred to Xin Lian Hua You and/or its designated Person(s).

6. Liabilities for breach of contract

6.1	Except as otherwise provided herein, if a Party (“Party in Breach”) fails to perform a certain obligation hereunder or otherwise breaches this Agreement, the other Parties (“Harmed Party”) may:

(1)

Serve a written notice to the Party in Breach stating the nature and scope of the breach and demanding the Party in Breach to cure such breach at its own expense within a reasonable period of time as specified therein (“Cure Period”); and

(2)

If the Party in Breach fails to cure the breach during the Cure Period, the Harmed Party is entitled to demand that the Party in Breach assume all liabilities resulting therefrom, and compensate the Harmed Party for all economic losses actually incurred by the Harmed Party in connection therewith, including, without limitation, all attorneys’ fees and litigation and arbitration expenses relating thereto. The Harmed Party shall also be entitled to request that the court or arbitration panel order specific

6

performance and/or compulsory enforcement of this Agreement. The remedies provided hereunder to the Harmed Party shall not affect the right of the Harmed Party to seek any other remedy provided by law.

7. Fees and Expenses

7.1

Except as otherwise provided herein, each Party shall be separately responsible for the fees and expenses incurred by such Party in connection with the drafting, negotiation, execution and performance of this Agreement.

8. Governing Law and Settlement of Dispute

8.1	The validity, interpretation, performance and resolution of disputes of this Agreement shall be governed by Chinese Laws.

8.2

All the disputes arising out of the execution and performance of this Agreement shall be resolved through friendly negotiations. In the event that any dispute is not resolved by friendly consultations within thirty (30) days after the date such dispute arises, any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in force. The arbitration award shall be final and binding on all of the Parties.

8.3	Except for the matters in dispute, the Parties shall continue to perform the other provisions of this Agreement pending the resolution of the dispute.

9. Force Majeure

9.1	“Force Majeure ” shall mean the unforeseeable, unavoidable and insurmountable events which prevent a Party from partially or fully performing this Agreement.

Such events include but are not limited to earthquakes, typhoons, floods, fires, wars, strikes, riots, governmental acts, change to laws and regulations or their application

9.2

If an event of Force Majeure occurs, the obligation of the impacted Party shall forthwith suspend during the period of delay caused by such Force Majeure, the performacne period of the impacted Party shall be extended for a period of equal length, and no penalty or liablity shall be imposed upon the impacted Party. If an event of Force Majeure occurs, the Parties shall immediately negotiate to seek a fair solution and make all reasonable efforts to minimize the impact of the Force Majeure

10. Miscellaneous Provisions

10.1    If in accordance with Chinese laws, any provision of this Agreement becomes

7

invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect. When any provision is determined to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend this Agreement and achieve, in a mutually acceptable method and to the extent possible, the original purpose of the Parties.

10.2

This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior consultations, negotiations and agreements with respect to such subject matter.

10.3

A Party’s failure to exercise or delay in exercising a certain right hereunder shall not constitute a waiver thereof, and the exercise or partial exercise of a certain right by a Party shall not preclude such Party from exercising such right in the future.

10.4

During the term of this Agreement, no Party shall transfer part or all of its rights or obligations hereunder to any third party without the prior written consent of the other Parties in writing, provided that Xin Lian Hua You may transfer all or any of its rights and/or obligations hereunder. This Agreement shall be binding on the Parties and its lawful successors and assignees.

10.5	Headings of all paragraphs are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

10.6	Unless otherwise specified, references to “Articles”, “Paragraphs” and “Annexes” are references to “Articles”, “Paragraphs” and “Annexes” of this Agreement.

10.7

Any notice or written letter (including but not limited to the written letter or notice under this Agreement) served by a Party to the other Party shall be sent via mail pr facsimile in a timely manner. A notice or written letter, if sent via mail, shall be deemed received as of the third business day after the date of delivery, and, if sent via facsimile, shall be deemed to received as of the first business day after the date of delivery. All notices and letters shall be sent to the following address, unless a Party informs the other Party in writing of a change to such address.

To Xin Lian Hua You
Contact person:	SHOU Dongcheng
Address:	Room 2202, 3rd Unit, 69, West Beichen Road,
Chaoyang District, Beijing, China 100029
Fax::	(86-10) 64489596

To the Shareholders
Address:	Room 1906, 19th floor, C, Yihe Yangguang Plaza, 12,
East Tucheng Road, Beijing, China 100013
Fax:	(86-10) 64489408

8

To UIB
Contact person:	CHEN Xiaoping
Address:	Room 1906, 19th floor, C, Yihe Yangguang Plaza, 12,
East Tucheng Road, Beijing, China 100013
Fax:	(86-10) 64489408

10.8	The Parties may execute supplementary agreements in relation to this Agreement and relevant affairs. These supplementary agreements have the same legal force as this Agreement.

10.9	This Agreement is written in the Chinese language in five original copies, one for each Party. The Parties may execute duplicate copies of this Agreement.

(The remainder of this page is intentionally left blank.)

9

[This page is the signature page of the “Exclusive Purchase Option Agreement”]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Beijing Xin Lian Hua You Consultancy Co., Ltd

By:       /s/ SUN Gang
Name: SUN Gang
Title: Authorized Representative

Beijing Hua Tian Li He Investment and Management Co., Ltd

By:    /s/ CHEN Xiaoping
Name: CHEN Xiaoping
Title: Chairman of the Board

Shanghai Tian Shi Investment Co., Ltd

By:   /s/ FENG Hongyan
Name: FENG Hongyan
Title: Authorized Representative

Beijing Dian Wei Investment Co., Ltd

By:       /s/ CHEN Xiaoping
Name: CHEN Xiaoping
Title: Authorized Representative

Beijing Union Insurance Broker Co., Ltd

By: /s/ CHEN Xiaoping
Name: CHEN Xiaoping
Title: Chairman of the Board

10

ANNEX A
NOTICE FOR EQUITY PURCHASE

Beijing Hua Tian Li He Investment Management Co., Ltd. ( “Hua Tian Li He”),
Beijing Hua Tian Li He Investment Management Co., Ltd. (“Tian Shi”)
Beijing Dian Wei Investment Co., Ltd. (“Dian Wei”)
Beijing Union Insurance Broker Co., Ltd (“UIB”)

Dear Sirs:

Reference is made to the Exclusive Purchase Option Agreement entered into by and among Hua Tian Li He, Tian Shi, Dian Wei, UIB and us as of May , 2008 (“Purchase Option Agreement”). Terms and expressions defined in the Purchase Option Agreement have the same meanings when used herein.

We hereby elect to exercise the Equity Purchase Right as provided for under the Purchase Option Agreement, and to [purchase /designate [insert Designated Person(s)] as the Designated Persons to purchase] the [  ] percentage ([  ]%) equity interests (registered capital of UIB) held by [insert Shareholder]. According to the Purchase Option Agreement, the Shareholders and UIB shall complete the equity transfer as provided herein with 15 business days after receipt of this Notice.

Beijing Xin Lian Hua You Consultancy Co., Ltd.

By:
Name:
Title:

Date:

ANNEX A

ANNEX B
EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (the “agreement”) is made on [insert date]:

BETWEEN

(1)	[The Shareholder who transfers equity interests] (“Transferor”); and

(2)	[Beijing Xin Lian Hua You Consultancy Co., Ltd. or the Designated Person(s)] (“Transferee”).

IT IS AGREED AS FOLLOWS:

1.
The Transferor hereby agrees to sell to the Transferee, and the Transferee hereby agrees to purchase, from the Transferor, the [   ] percentage ([   ]%) equity interests ( [   ]% of the registered capital) of Beijing Union Broker Insurance Co., Ltd. (“Purchased Equity”).

2.

From and after the completion of the equity transfer, the Transferor shall not be entitled to any rights or benefits with respect to the Purchased Equity, and the Transferee shall acquire all rights and benefits with respect to the Purchased Equity.

3.

The validity, interpretation, performance and settlement of dispute of this agreement shall be governed by Chinese laws. All the disputes arising out of the execution and performance of this Agreement shall be resolved through friendly negotiations. In the event that any dispute is not resolved by friendly consultations within thirty (30) days after the date such dispute arises, either party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in force. The arbitration award shall be final and binding on the parties.

4.	This Agreement shall become effective from the date of execution by both parties.

[Transferor]	[Transferee]

By:	By:

Name:	Name:

Title:	Title:

ANNEX B

ANNEX C
IRREVOCABLE POWER OF ATTORNEY

The undersigned company (the “Company”) hereby issues this Power of Attorney in accordance with the Exclusive Purchase Option Agreement entered into by and among Beijing Xin Lian Hua You Consultancy Co., Ltd., [●], [●], Beijing UIB Insurance Broker Co., Ltd (the “UIB”) and the Company as of May , 2008 (the “Purchase Option Agreement”).

The Company hereby irrevocably appoints and authorizes [Insert name of of designated person(s)] (the “Attorney”) as the attorney of the Company, with full power and authority, to (i) prepare and execute the Equity Transfer Agreement (as defined in the Purchase Option Agreement); and (ii) prepare and execute all the other necessary documents relating to the transfer of the Purchased Equity Interests (as defined in the Purchase Option Agreement).

The Company hereby agrees and acknowledges that the Attorney has full power and authority to exercise, in its sole discretion, the rights entrusted under this Power of Attorney, and the Company further undertakes to assume any obligations or liabilities resulting from the exercise by the Attorney of the rights entrusted hereunder.

This Power of Attorney shall take effect as of the execution date and shall remain in effect during the term of the Purchase Option Agreement.

By:
Tile:
Date:

EXHIBIT G

ENGLISH TRANSLATION OF VOTING RIGHTS PROXY AGREEMENT

This agreement (this “Agreement”) is entered into on May 24, 2008 by and among:

(1)

Beijing Xin Lian Hua You Consultancy Co., Ltd.(hereinafter referred to as “Xin Lian Hua You”), a wholly foreign owned enterprise with limited liability which is incorporated and established in Beijing China, with its registered address at Room 2202, 3rd Unit, 69, West Beichen Road, Chaoyang District, Beijing;

(2)

Beijing Hua Tian Li He Investment Management Co., Ltd.(hereinafter referred to as “Hua Tian Li He”), a limited liability company incorporated and established in Beijing China, with its registered address at Industrial Zone, Ma Fang Town, Ping Gu District, Beijing;

(3)

Shanghai Tian Shi Investment Co, Ltd. (hereinafter referred to as “Tian Shi”), a limited liability company incorporated and established in Shanghai China, with its registered address at Room 101, 400, Pu Dian Road, Pudong District, Shanghai;

(4)

Beijing Dian Wei Investment Co., Ltd. (hereinafter referred to as “Dian Wei”), a limited liability company incorporated and established in Beijing China, with its registered address at Room B1707, Fukai Plaza, 19, Financial Street, Xicheng District, Beijing; (Hua Tian Li He, Tian Shi and Dian Wei are collectively referred to as the “Shareholders” and individually as a “Shareholder”);

(5)

Beijing Union Insurance Broker Co., Ltd (hereinafter referred to as “UIB”), a limited liability company incorporated and established in Beijing China, with its registered address at Room 1906, 19th floor, C, Yihe Yangguang Plaza, 12, East Tucheng Road, Beijing.

Xin Lian Hua You, the Shareholders and UIB are individually referred to as a “Party” and collectively referred to as the “Parties”.

Whereas:

A.	Hua Tian Li He, Tian Shi and Dian Wei are the shareholders of UIB, holding 75%, 20% and 5% of the equity interest of UIB respectively.

B

According to the terms of this Agreement, each Shareholder agrees to unconditionally entrust the person designated by Xin Lian Hua You to exercise its voting rights and other rights as a shareholder of UIB, Xin Lian Hua You agrees to accept such entrustment.

Therefore, the Parties have reached the following agreement :

1.       Entrustment of Shareholders’ Rights

1.1

Each Shareholder hereby irrevocably entrusts Xin Lian Hua You and any entities or individuals designated by Xin Lian Hua You (collectively “Designated Persons” and each a “Designated Person”) to exercise its voting rights and other rights as a shareholder of UIB, including but not limited to:

	(1)	Attending the shareholders’ meetings of UIB as a representative of the Shareholders;

(2)

Voting, as a representative of the Shareholders, on any matters to be discussed or decided by the shareholders’ meetings (including but not limited to election, appointment, removal or replacement of the directors, supervisors and senior management of UIB);

	(3)	Deciding the transfer or otherwise disposal of the equity interests enjoyed by the Shareholders in UIB;

	(4)	Other voting rights as specified in the Articles of Association of UIB or applicable laws.

1.2	Xin Lian Hua You and the Designated Persons shall comply with the Articles of Association of UIB and the relevant laws while exercising the shareholder’s rights on behalf of the Shareholders.

1.3

The Shareholders agree that they will not interfere with the exercise of the rights as provided for under Article 1.1 by Xin Lian Hua You or any Designated Person, and shall make their best efforts to assist Xin Lian Hua You and the Designated Persons to exercise such rights. The Shareholders further agree to execute timely all reasonable and necessary agreements, resolutions and other documents, and to take all necessary and appropriate actions so as to perform the requirements of this Agreement and to assist Xin Lian Hua You and the Designated Persons to exercise the shareholder’s rights.

1.4

The Shareholders hereby acknowledge that Xin Lian Hua You and Designated Person may exercise, at its own discretion, each right set forth under Article 1.1 and is not required to seek advice from the Shareholders.

1.5

The Shareholders shall separately execute a Power of Attorney substantially in the form attached hereto as Annex A to entrust the Designated Persons to exercise the rights set forth under Article 1.1. At any time during the term of this Agreement, once Xin Lian Hua You informs in writing the Shareholders to terminate the authorization given to any specific Designated Person, the

Shareholders shall immediately terminate the authorization to such Designated Person and authorize the person designated by Xin Lian Hua You to exercise the rights set forth under Article 1.1.

1.6
If at any time during the term of this Agreement, the entrustment or exercise of the rights under Article 1.1 becomes unenforceable for any reason other than the breach of the Shareholders or UIB, the Parties shall immediately seek the most similar alternative to the provisions in issue of this Agreement and, if necessary, enter into a supplementary agreement to amend or adjust the provisions hereof, in order to ensure the achievement of the purpose of this Agreement.

2.	Term of Entrustment

2.1
This Agreement shall take effect as of the execution date hereof and will remain in force until terminated by the Parties in writing or, if earlier, until all of the equity interests held by the Shareholder in UIB have been lawfully and effectively transferred to Xin Lian Hua You and/or its designated person(s).

2.2

If any Shareholder transfers all of its equity interests of UIB after obtaining Xin Lian Hua You’s consent, then such Shareholder shall cease to be a party to this Agreement, provide that the obligations and undertakings of the other Shareholders under this Agreement shall not be affected. If any Shareholder transfers its equity interests to any entity or individual other than Xin Lian Hua You or its designee, such Shareholder shall, at the time of such transfer, cause the transferee to execute an agreement substantially the same as this Agreement to ensure that the rights of Xin Lian Hua You and the Designated Persons under this Agreement and the Power of Attorney will not be affected.

3.	Representations and Warranties

3.1	Each Party to this Agreement hereby represents and warrants to the other Parties that:

(1) It is a legal person with independent status, duly registered and legally existing, and with full formalities;

(2) It has the power and authority to execute this Agreement and to perform the obligations under this Agreement;

(3) It has duly authorized a representative to execute this Agreement, which, upon its effective date, shall be binding on it;

(4)

The execution, delivery and performance of this Agreement by such party will not (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the business license, articles of association, permits, government approval for its incorporation, agreements concerning its incorporation or any other charter documents of such party, or (B) any Chinese laws or other laws and regulations to or by which such party is subject or bound, or (C) any contracts or other documents to which such party is a party or to or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any person the right to create, any lien or encumbrance upon the assets of such party; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contracts or other documents to which such party is a party or to or by which it (or any of its properties or assets) is subject or bound; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permits applicable to such party;

(5)

There is no lawsuit, arbitration or other judicial or administrative proceedings that are pending and affect such party’s ability to perform the obligations under this Agreement, and, to its knowledge, none of such proceedings is threatened; and

(6)

Such Party has disclosed to the other Parties all documents issued by any governmental authority that may have a material adverse effect on its ability to fully perform the obligations under this Agreement, and the documents provided by such Party to the other Parties do not contain any innacurate statement of a material fact or omit to state a material fact.

3.2	If the representation and warranty made by any Party is untrue or inaccurate, it shall constitute a fundamental breach of such Party.

4. Liabilities for Breach of Contract

4.1	Except as otherwise provided herein, if one Party (“Party in Breach”) fails to perform a certain obligation hereunder or otherwise breaches this Agreement, the other Parties (“Harmed Party”) may:

(1)

Serve a written notice to the Party in Breach stating the nature and scope of the breach and demanding the Party in Breach to cure such breach at its own expense within a reasonable period of time as specified therein (“Cure Period”) (which shall not be available if any representation or warranty made by the Party in Breach under Article 7.1 is untrue or inaccurate at the time when it was made); and

(2)

If the Party in Breach fails to cure the breach during the Cure Period (or if there is no Cure Period, then at any time after such breach), the Harmed Party is entitled to demand that the Party in Breach assume all liabilities resulting therefrom, and compensate the Harmed Party for all economic losses actually incurred by the Harmed Party in connection therewith, including, without limitation, all attorneys’ fees and litigation and arbitration expenses relating thereto. The Harmed Party shall also be entitled to request that the court or arbitration panel order specific performance and/or compulsory enforcement of this Agreement. The remedies provided hereunder to the Harmed Party shall not affect the right of the Harmed Party to seek any other remedy provided by law.

5. Exemption and Compensation

5.1

The Parties acknowledge that Xin Lian Hua You shall not be required to assume any liabilities of any nature or make any economic or other compensation to the other Parties as a result of the exercise of each right under Article 1.1 by Xin Lian Hua You and the Designated Person.

5.2

The Shareholders and UIB agree to compensate Xin Lian Hua You and the Designated Person for and hold it harmless against all losses incurred due to the exercise of the rights under Article 1.1 of this Agreement, including but not limited to any loss resulting from any litigation, charge, claim raised by any third party against it, or administrative investigation and sanction of any governmental authority, except for the lossed incurred by Xin Lian Hua You or the Designated Person due to their willful misconduct or gross negligence.

6.       Governing Law and Dispute Resolution

6.1	This Agreement shall be governed by the PRC laws.

6.2

All the disputes arising out of the execution and performance of this Agreement shall be resolved through friendly negotiations. In the event that any dispute is not resolved by friendly consultations within thirty (30) days after the date such dispute arises, such dispute may be submitted by any Party to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing. The arbitration award shall be final and binding on all the Parties.

6.3	Except for the matters in dispute, the Parties shall continue to perform the provisions hereof pending the resolution of the dispute.

7.	Miscellaneous

7.1

During the term of this Agreement, no Party shall transfer part or all of its rights or obligations hereunder to any third party without the prior written consent of the other Parties, provided that Xin Lian Hua You may transfer all or any of its rights and obligations hereunder.

7.2

In the event that any provision hereof becomes invalid, illegal or unenforceable in accordance with Chinese law, all there other provisions of this Agreement shall remain in full force and effect. In such event, the Parties shall negotiate in good faith to amend this Agreement and achieve, in a mutually acceptable method and to the extent possible, the original purpose of the Parties.

7.3

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior consultations, negotiations and agreements among the Parties with respect to such subject matter.

7.4

A Party’s failure to exercise or delay in exercising a certain right hereunder shall not constitute a waiver thereof, and a Party’s exercise or partial exercise of a certain right shall not preclude such Party from exercising such right in the future.

7.5	This Agreement shall be binding on the Parties and their lawful successors and assignees.

7.6	Headings of all paragraphs are for convenience of reference only and shall not affect the meaning or interpretation of the contents of this Agreement.

7.7	Unless otherwise provided, references to “Articles”, “Paragraphs” and “Annexes” are references to “Articles”, “Paragraphs” and “Annexes” hereof.

7.8	The Parties may execute supplementary agreements in relation to this Agreement and relevant affairs.

7.9	This Agreement is written in the Chinese language in 5 original copies, one for each Party. The Parties may execute duplicate copies of this Agreement.

(The remainder of this page is intentionally left blank.)

[This page is the signature page of the “Voting Rights Proxy Agreement”]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Beijing Xin Lian Hua You Consultancy Co., Ltd

By:   /s/ SUN Gang
Name: SUN Gang
Title: Authorized Representative

Beijing Hua Tian Li He Investment and Management Co., Ltd

By:  /s/ CHEN Xiaoping
Name: CHEN Xiaoping
Title: Chairman of the Board

Shanghai Tian Shi Investment Co., Ltd

By:  /s/ FENG Hongyan
Name: FENG Hongyan
Title: Authorized Representative

Beijing Dian Wei Investment Co., Ltd

By:  /s/ CHEN Xiaoping
Name: CHEN Xiaoping
Title: Authorized Representative

Beijing UIB Insurance Broker Co., Ltd

By:  /s/ CHEN Xiaoping
Name: CHEN Xiaoping
Title: Chairman of the Board

ANNEX A
POWER OF ATTORNEY

The undersigned company (the “Company”) hereby issues this Power of Attorney in accordance with the Voting Rights Proxy Agreement entered into by and among Beijing Xin Lian Hua You Consultancy Co., Ltd., [●], [●], Beijing UIB Insurance Broker Co., Ltd (the “UIB”) and the Company as of May __, 2008 (the “Proxy Agreement”).

As a shareholder of [●]% equity interests of UIB, the Company hereby authorizes [●] (the “Representative”) to act as the representative of the Company and exercise, according to the Articles of Associations of UIB and the relevant laws, all voting rights and other rights as a shareholder of UIB, including without limitation:

(1)	Attending the shareholders’ meetings of UIB as a representative of the Company;

(2)

Voting, as a representative of the Company, on any matters to be discussed or decided by the shareholders’ meetings (including but not limited to election, appointment, removal or replacement of the directors, supervisors and senior management of UIB);

(3)	Deciding the transfer or otherwise disposal of the equity interests enjoyed by the Company in UIB;

(4)	Other voting rights as specified in the Articles of Association of UIB or applicable laws.

The Company hereby agrees and acknowledges that the Representative has full power and authority to exercise, at its own discretion, the rights entrusted under this Power of Attorney, and the Company further undertakes to assume the obligations or liabilities arising from the exercise by the Representative of the rights entrusted under this Power of Attorney.

This Power of Attorney shall take effect as of the date of the execution and shall remain in effect during the term of the Proxy Agreement.

Name of Company:

By:
Title:
Date:

EXHIBIT H
REORGANIZATION PLAN

Reorganizing Corporate Structure

          In May 2008, the Founders, together with three other individual investors acquired the current British Virgin Islands holding company, UIB Group Limited (“UIB BVI”). UIB BVI has established UIB Group Limited in the Hong Kong Special Administrative Region of the PRC (“UIB HK”). UIB UK has formed a subsidiary, Beijing Xin Lian Hua You Consultancy Co., Ltd. as a wholly foreign owned enterprise in PRC (“WFOE”).

          WFOE has entered into contractual arrangements with Beijing Union Insurance Broker Co., Ltd. (“UIB Beijing”) and those three registered shareholders of UIB Beijing, pursuant to which WFOE provides consulting services to UIB Beijing and has got the ability to effectively control UIB Beijing.

          The following diagram illustrates the corporate structure and the place of formation of each of UIB BVI’s subsidiaries and affiliate:

UIB Group Limited
(British Virgin Islands)
100%
UIB Group Limited
(Hong Kong)
100%
Beijing Xin Lian Hua You
Consultancy Co. Ltd (“XLHY”)
(PRC)
Registered Shareholders
100%
Beijing Union Insurance
Broker Co. Ltd (PRC)
Outside PRC
Inside PRC
Equity Ownership
Contractual Arrangement

Service Agreement that Transfer Economic Benefits from UIB Beijing to WFOE

     WFOE has entered into a Service Agreement with UIB Beijing, pursuant to which, WFOE exclusively provides consulting services to UIB Beijing in exchange for service fees. This agreement enables the transfer of economic interests in UIB Beijing to WFOE.

Agreements that Provide WFOE Substantial Ability to Control and an Option to Acquire UIB Beijing

          WFOE, UIB Beijing and its registered shareholders, Beijing Hua Tian Li He Investment Management Co., Ltd., Shanghai Tian Shi Investment Co., Ltd. and Beijing Dian Wei Investment Co., Ltd., have entered into certain agreements that provide WFOE substantial ability to control UIB Beijing, and WFOE has obtained an exclusive option to purchase all or any of the equity interests of UIB Beijing. These agreements include:

          (1) Equity Pledge Agreement. Under this agreement, each of the registered shareholders of UIB Beijing has pledged all of its equity interests in UIB Beijing to WFOE to guarantee the performance of contract obligations of UIB Beijing and its registered shareholders, as applicable, under the Service Agreements, Voting Rights Proxy Agreement, Exclusive Purchase Option Agreement and the Equity Pledge Agreement.

          (2) Voting Rights Proxy Agreement. Under this agreement, each of the registered shareholders of UIB Beijing has granted to WFOE and the designee(s) of WFOE, the power to exercise all voting rights of such shareholder, including but not limited to the power to determine the sale or transfer of all or part of such shareholder’s equity interests in, and appoint and elect the directors and senior officers of UIB Beijing.

           (3) Exclusive Purchase Option Agreement. Pursuant to this agreement, each of the registered shareholders of UIB Beijing has irrevocably and unconditionally granted WFOE or its designee(s) an exclusive option to purchase, at any time if and when permitted under PRC laws, all or any portion of the equity interests in UIB Beijing for the minimum price permissible by PRC laws.